Exhibit 10.1
EXECUTION COPY

ASSET PURCHASE AGREEMENT
BY AND BETWEEN
CHEMETALL CORP.
AND
NALCO COMPANY
Dated as of July 24, 2008
SALE OF FINISHING TECHNOLOGIES BUSINESS

 -iv-

LIST OF EXHIBITS

Exhibit A	Defined Terms
Exhibit B	Dual Products
Exhibit C	Supplied Products
Exhibit D	Form of Distribution Agreement
Exhibit E	Form of Transition Services Agreement
Exhibit F	Form of License Agreement
Exhibit G	Transferred Products
LIST OF SCHEDULES

Schedule 1.1(b)	Transferred Patents and Trademark Rights
Schedule 1.1(c)	Products Under Development
Schedule 1.1(f)	Assumed Contracts
Schedule 1.1(g)	Owned Real Property
Schedule 1.1(h)-1	On-Site Transferred Machinery and Equipment
Schedule 1.1(h)-2	Off-Site Transferred Machinery and Equipment
Schedule 1.1(i)	Assigned Permits
Schedule 1.2(b)(iii)	Excluded Trademarks
Schedule 1.6(a)	Seller Shared Trademarks
Schedule 1.6(b)	Purchaser Shared Trademarks
Schedule 1.7(b)	Designated Patents
Schedule 2.1	Inventory Valuation Basis
Schedule 3.2	Consents and Approvals
Schedule 3.3	Statements of Revenues
Schedule 3.4	Operation of the Business
Schedule 3.5(a)	Liens
Schedule 3.5(c)	Sufficiency of Assets
Schedule 3.6(a)	Transferred Intellectual Property, Nalco Licensed IP and Domain Name Registrations
Schedule 3.6(c)	Licenses
Schedule 3.7	Pending or Threatened Actions
Schedule 3.8(a)	Product Approvals
Schedule 3.8(b)	Permits
Schedule 3.10	Transactions with Affiliates
Schedule 3.11	Business Employees
Schedule 3.12	Benefit Plans
Schedule 3.14	Contracts
Schedule 3.16	Warranties
Schedule 3.18	Significant Customers
Schedule 11.2(a)(iii)	Indemnified Litigation
Schedule 12.2	Merck Plan Employees and Benefit Plans
Schedule 12.11	Seconded Employees
Schedule 12.12	Mexican Employees
Schedule A-1	Supplied Products Customers
 v

ASSET PURCHASE AGREEMENT
     THIS AGREEMENT (this “Agreement”) is made as of July 24, 2008, by and between Chemetall Corp., a Delaware corporation (“Purchaser”), and Nalco Company, a Delaware corporation (“Seller”). Capitalized terms not otherwise defined in this Agreement are used as defined in Exhibit A hereto.
WITNESSETH:
     WHEREAS, Seller is engaged in part in the business of producing (or having produced), marketing, distributing and selling (i) the Transferred Products and (ii) the products listed on Exhibit B (the “Dual Products”) for FTG Applications in the Territory (collectively, the “Primary FTG Business”);
     WHEREAS, Seller is engaged in part in the business of marketing, distributing and selling the products listed on Exhibit C (the “Supplied Products”) to the Supplied Products Customers in the Territory (the “Supplied Products Business”, and together with the Primary FTG Business, the “Business”);
     WHEREAS, Seller desires to sell and transfer, or cause to be sold and transferred, to Purchaser, and Purchaser desires to purchase the Acquired Assets from Seller and its Affiliates, on the terms and subject to the conditions set forth herein; and
     WHEREAS, Seller desires to sell and transfer, or cause to be sold and transferred, to Purchaser, and Purchaser desires to purchase the Supplied Products from Seller and its Affiliates, on the terms and subject to the conditions set forth in the Distribution Agreement (as defined herein).
     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
PURCHASE AND SALE
OF ACQUIRED ASSETS
     1.1 Purchase and Sale of Acquired Assets. Upon the terms and subject to the conditions of this Agreement, and for the consideration set forth in Section 2.1, at the Closing, Seller shall (and shall cause its appropriate Affiliates to) sell, convey, transfer and assign to Purchaser, and Purchaser shall purchase from Seller and its Affiliates, all right, title and interest of Seller and its Affiliates in and to the following Assets, whether or not in the possession or control of Seller or its Affiliates (collectively, the “Acquired Assets”), free and clear of all Liens.
          (a) (i) raw materials located at the Owned Real Property; (ii) raw materials located elsewhere in the Territory and used exclusively for the manufacture of the Transferred Products; and (iii) work-in-process, finished goods inventories and related packaging of the Transferred Products, in each case located in the Territory (collectively, the “Inventory”);

          (b) (i) U.S. and foreign patents (including all reissues, divisions, continuations and extensions thereof), patent applications and Trademark Rights, in each case as listed on Schedule 1.1(b), and (ii) without limitation of clause (i), all other Intellectual Property Rights related exclusively to the Transferred Products within the Territory (collectively, “Transferred Intellectual Property”), together with the goodwill of the Primary FTG Business in the Territory in connection with which all such Trademark Rights are used;
          (c) (i) all formulas for the Transferred Products, and (ii) without limitation of clause (i), all Technology related exclusively to the Transferred Products, including products under development exclusively for FTG Applications, including those products under development listed on Schedule 1.1(c), and testing procedures and analytical techniques used exclusively in support of the Transferred Products (“Transferred Technology”);
          (d) all customer lists, files and records relating to the sale of (x) the Transferred Products in the Territory, (y) the Dual Products for FTG Applications in the Territory and (z) the Supplied Products to the Supplied Products Customers;
          (e) all supplier lists with respect to or regarding the Primary FTG Business and all other books, records, files and papers with respect to or regarding the Business, the Use of the Transferred Products or the Dual Products for FTG Applications or the Use of the Supplied Products by the Supplied Products Customers, in each case in the Territory (including sales reports, cost sheets, bills of material, production data, information with respect to product development, inventory data, business development plans; all documents evidencing Transferred Technology or Transferred Intellectual Property; product formulations with respect to the Transferred Products and batch tickets; specifications of raw materials used in the manufacture of the Transferred Products in the Territory; marketing and other advertising and promotional materials, catalogs, correspondence, mailing lists, sales materials and records, sales order files; copies of information from accounting and employee records related to the Business Employees); provided, however, Seller may keep copies of all such information to the extent relating to any Retained Business;
          (f) subject to Section 1.2(b)(iv), all Contracts listed on Schedule 1.1(f) and all open customer purchase orders of the Business (the “Assumed Contracts”);
          (g) the real property (including easements, rights of way and other privileges relating thereto) and associated fixtures and improvements described on Schedule 1.1(g) (the “Owned Real Property”);
          (h) (i) all machinery, installations, equipment, office equipment, laboratory, research and development and technical service equipment, tools, furniture, raw materials, packaging, spare parts, supplies and other fixed Assets or tangible personal property used or held by or acquired for the Business, in each case that are located at the Owned Real Property, including those items described on Schedule 1.1(h)-1, (ii) all laboratory, research and development and technical service equipment, vehicles and field equipment listed on Schedule 1.1(h)-2, and (iii) any machinery, equipment and other tangible personal property of the Primary FTG Business owned by Seller or any of its Affiliates that is (x) related exclusively to the production of Transferred Products in the Territory and (y) held by customers;

          (i) all Approvals of the Business related to the ownership or operation of the Owned Real Property to the extent currently in effect, including the Approvals listed on Schedule 1.1(i) (“Permits”);
          (j) all warranties in favor of Seller or its Affiliates with respect to any of the Acquired Assets;
          (k) the right to (i) produce (or have produced), market, distribute and sell the (x) the Transferred Products (subject to the License Agreement) and (y) the Dual Products within the Territory and, in the case of the Dual Products, being limited to FTG Applications and being subject to the terms of the licenses granted by Seller to Purchaser pursuant to Sections 1.6(a) and 1.7, and (ii) market, distribute and sell the Supplied Products subject to the terms of the Distribution Agreement; and
          (l) the goodwill associated with the Assets listed above in this Section 1.1.
     1.2 Excluded Assets.
          (a) For the avoidance of doubt, the parties acknowledge that (i) Seller is engaged in, among other businesses, (x) the business of producing (or having produced), marketing, distributing and selling Products for FTG Applications in the Retained Territory (the “Retained Territory Business”), (y) the business of producing (or having produced), marketing, distributing and selling the Dual Products for applications other than the FTG Applications inside and outside the Territory (the “Dual Products Business”), (z) the business of producing (or having produced) the Supplied Products and (zz) the business of marketing, distributing and selling the Supplied Products to customers other than the Supplied Products Customers for, among other applications, water treatment and wastewater treatment applications (excluding, for the avoidance of doubt, FTG Applications) (clauses (z) and (zz) collectively, the “Water Treatment Business”), (ii) the Retained Territory Business, the Dual Products Business and the Water Treatment Business are not included in the Acquired Assets, (iii) nothing in this Agreement shall be interpreted to preclude Seller from conducting the Retained Territory Business, Dual Products Business, the Water Treatment Business or any other Retained Business, (iv) subject to the terms of Sections 1.6(a) and 1.7 and the licenses granted in the Distribution Agreement, none of the product formulas, product names or any other Intellectual Property Rights and Technology of Seller or its Affiliates related to (x) the Dual Products (the “Dual Products IP and Technology”) and (y) the Supplied Products (the “Supplied Products IP and Technology”) is included in the Acquired Assets and (v) Seller intends to continue to engage in the Retained Territory Business, the Dual Products Business, the Water Treatment Business and the other Retained Businesses from and after the Closing.
          (b) Notwithstanding the provisions of Section 1.1 or anything to the contrary in this Agreement and without limiting Section 1.2(a), Seller and its Affiliates shall not sell to Purchaser, and Purchaser shall not purchase from Seller and its Affiliates, any Assets other than the Acquired Assets (the “Excluded Assets”). Without limiting the foregoing, the Excluded Assets shall include:

     (i) all cash on hand and in deposit or bank accounts and cash equivalents held by or on behalf of Seller and its Affiliates;
     (ii) all accounts receivable arising in connection with, or related to the Business;
     (iii) subject to the terms of Sections 1.6(a) and 1.7 and the Distribution Agreement, all Dual Products IP and Technology and Supplied Products IP and Technology and all other Intellectual Property Rights and Technology of Seller and its Affiliates (other than Transferred Intellectual Property and Transferred Technology), including all Trademark Rights together with product codes, including “YSLD” codes, listed on Schedule 1.2(b)(iii);
     (iv) all payments due to Seller from Calvary Industries, Inc. under sections 8 and 12 of the Stipulation and Order on Consent made as of January 31, 2008, by Seller, Susan L. Kimball, Calvary Industries, Inc. and Pete Neff; and
     (v) without limitation of clauses (i), (ii), (iii) and (iv) above, all Assets of Seller and its Affiliates other than the Acquired Assets, including the Retained Business and all Assets described in clauses (i), (ii) and (iii) related to the Retained Business.
     1.3 Assumed Liabilities. Subject to Sections 1.4 and 1.5, upon the terms and subject to the conditions of this Agreement, Purchaser shall assume, and agree to pay, perform and discharge, as of the Closing, the following liabilities and obligations arising in connection with the Business (collectively, the “Assumed Liabilities”):
          (a) Liabilities of Seller or any of its Affiliates under each Assumed Contract to the extent arising from and after the Closing with respect to periods after the Closing (provided, however, that Purchaser and its Affiliates shall not assume any Liability under any Assumed Contract arising out of a breach or default by Seller or any of its Affiliates under any Assumed Contract (including any event prior to the Closing that with the passage of time or the giving of notice, or both, would become such a breach or default);
          (b) Except as provided in the Ancillary Agreements, Liabilities to the extent arising from and after the Closing with respect to periods after the Closing arising as a result of, or with respect to, the operation of the Business, Acquired Assets and Owned Real Property after the Closing, other than Liabilities described in the proviso to Section 1.3(a); and
          (c) Subject to Purchaser’s rights of indemnification pursuant to Article XI, Other Environmental Liabilities.
     1.4 Retained Liabilities. Notwithstanding any provision of this Agreement to the contrary, except for the Assumed Liabilities, Purchaser and its Affiliates shall not assume any Liabilities of, or arising as a result of or with respect to actions or omissions of, Seller or any of its Affiliates (whether arising before or after the Closing) (collectively, “Retained Liabilities”). The Retained Liabilities include the following:

          (a) Except as provided in Article XII, Liabilities arising out of, or with respect to, any Benefit Plan or any other current or former benefit plan, policy or arrangement of Seller or any of its Affiliates and Liabilities with respect to current or former employees, or current or former agents or independent contractors, of Seller or any of its Affiliates or any its or their predecessors, or any of their beneficiaries, heirs and assigns, in each case whether arising before or after the Closing;
          (b) Off-Site Environmental Liabilities;
          (c) Liabilities arising or resulting from the distribution, sale or use (whether or not intended) of products manufactured or sold by Seller or any of its Affiliates prior to the Closing (regardless of whether the particular Liability occurs prior to or following the Closing), including, without limitation, Liabilities constituting or arising out of death, personal injury, other injury to natural persons, property or consumer fraud;
          (d) Liabilities of Seller and its Affiliates for Taxes, except to the extent provided in Section 13.1 and excluding, for the avoidance of doubt, any Taxes imposed on Purchaser attributable to its operation of the Business from and after the Closing;
          (e) Except as provided in Section 1.3(c), Liabilities arising out of, in connection with or as a result of the operation of the Business, Acquired Assets or Owned Real Property prior to the Closing (including the matters set forth on Schedule 3.7 and all Actions relating thereto or arising therefrom); and
          (f) Liabilities to Seller or any of its Affiliates.
     1.5 Certain Provisions Regarding Assignments.
          (a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Assumed Contract or other Acquired Asset or any claim, right, benefit or obligation thereunder or resulting therefrom if an assignment or transfer thereof, without a Consent or Approval of a third party thereto, would constitute a breach or violation thereof or would in any way adversely affect the rights (upon transfer) of Purchaser under such Contract or other Acquired Asset or result in the loss or cancellation thereof or require a payment thereunder by reason of the assignment or transfer thereof. Seller will use reasonable best efforts to obtain any such Consent or Approval at or prior to the Closing, and if such Consent or Approval is not obtained at or prior to the Closing, the provisions of Section 1.5(b) will apply.
          (b) Without limitation of the rights or obligations of Seller or Purchaser under Article XI or otherwise, if any Assumed Contract, Permit or other Acquired Asset to be assigned, transferred, conveyed or reissued to Purchaser pursuant to this Article I is not capable of being validly and fully assigned, transferred, conveyed or reissued to Purchaser without a Consent or Approval, and such Consents and Approvals have not been obtained prior to the Closing or do not remain in full force and effect at or after the Closing, then until such time as such Consent or Approval is obtained, (i) Seller shall, and shall cause its Affiliates to, use their reasonable best efforts to obtain such Consents or Approvals and (ii) Seller and Purchaser shall cooperate in any reasonable and lawful arrangement designed to provide to Purchaser the benefits of any Assumed Contract, Permit or other Acquired Asset as to which such Consent or Approval has not been obtained or does not remain in full force and effect. To the extent that Purchaser is provided the benefits pursuant to this Section 1.5 of any such Assumed Contract, Permit or other Acquired Asset, Purchaser shall perform the obligations of Seller and its Affiliates thereunder or in connection therewith with respect to periods following the Closing, but only to the extent that such obligation would have been an Assumed Liability but for the fact that such a Consent or Approval has not been so obtained.
     1.6 Shared Product Names and Trademarks.
          (a) For the period from the Closing Date through the six-month anniversary of the Closing Date, Seller (on behalf of itself and its Affiliates) hereby grants to Purchaser a fully paid-up, royalty-free, non-exclusive, license to use in the Territory all Trademark Rights together with the product codes, including “YSLDs”, used in the Business prior to the date of this Agreement or the Closing Date that refer, as applicable, to (x) the Transferred Products or (y) the Dual Products for FTG Application in the Territory, but are not included in the Transferred Intellectual Property, including the Trademark Rights listed on Schedule 1.6(a) (the “Seller Shared Trademarks”), in each case solely for FTG Applications in the Territory. On or before the six-month anniversary of the Closing Date, Purchaser shall cease and discontinue any use of the Seller Shared Trademarks.
          (b) For the period from the Closing Date through the six-month anniversary of the Closing Date, Purchaser hereby grants to Seller a fully paid-up, royalty-free, non-exclusive, license to use the Trademark Rights listed on Schedule 1.6(b) (“Purchaser Shared Trademarks”) used in the Retained Business prior to the date of this Agreement and the Closing Date that refer to products of the Retained Business solely for applications within the Retained Business. On or before the six-month anniversary of the Closing Date, Seller shall cease and discontinue any use of the Purchaser Shared Trademarks.
     1.7 Shared Intellectual Property Rights and Technology.
          (a) Effective as of the Closing Date, Seller (on behalf of itself and its Affiliates) hereby grants to Purchaser a fully paid-up, royalty-free, exclusive (except that such license as it relates to Plastic Facia Applications shall be non-exclusive), perpetual right and license to Use in the Territory solely for FTG Applications and Plastic Facia Applications in the Territory (the “FTG IP License”) (x) any and all Dual Products IP and Technology and (y) other Intellectual Property Rights and Technology of Seller and its Affiliates, in each case of clauses (x) and (y) if in existence and used in the Primary FTG Business prior to the Closing Date (other than Seller Shared Trademarks, which are addressed in Section 1.6(a)); provided, however, that the exclusivity of the FTG IP License to Purchaser shall not be deemed to prohibit Seller from using any Intellectual Property Rights and Technology that derives independent economic value from not being generally known and that enters the public domain (other than Intellectual Property Rights and Technology which becomes known to the public through a breach by Seller of its obligations under this Agreement or any other obligation of confidentiality of Seller or any of its Affiliates to Purchaser or any of its Affiliates). Purchaser shall have the right to freely grant sublicenses with respect to or to assign (in whole or in part) the FTG IP License, in each case consistent with the terms of this Agreement. At the Closing, subject to the confidentiality provisions contained in Section 13.10, Seller shall, or shall cause its Affiliates to, disclose any and all formulas for the Dual Products and any and all Technology related to the production of the Dual Products for use in FTG Applications in the Territory (the “Disclosed Dual Products Information”), it being agreed that the Purchaser may use such formulas only in accordance with the license grant in this Section 1.7.
          (b) Seller shall have the sole right to prosecute and maintain the patents and patent applications included in the Nalco Licensed IP and Dual Products IP and Technology at its own expense, and to select patent counsel of its choosing to conduct such prosecution and maintenance. Seller shall have no obligation to Purchaser to maintain any such patents or patent applications. With respect to the patent and patent applications listed on Schedule 1.7(b) (the “Designated Patents”), if Seller chooses not to prosecute or maintain the Designated Patents in the Territory, Seller will promptly notify Purchaser and Purchaser will have the right to prosecute and maintain such Designated Patents and pay the applicable prosecution and/or maintenance fees.
          (c) Each party shall promptly notify the other party in writing when it becomes aware of any infringement or suspected infringement of any of the Designated Patents (including provision of any supporting evidence of which that party has knowledge). No litigation or other assertions of infringement or unauthorized use of the Designated Patents shall be undertaken by Purchaser without prior notice to and the express prior written consent of Seller. Notwithstanding the foregoing, if Seller, after being given a reasonable opportunity of not less than thirty (30) days to do so, fails, refuses or is otherwise unwilling or unable to undertake any such litigation or assertion with respect to infringement or unauthorized use of any one of the Designated Patents in the Territory, Purchaser shall have the right, but not the obligation, to undertake at its own expense such litigation or assertion. The party that takes action with respect to any infringement or unauthorized use of any one of the Designated Patents in the Territory (the “Enforcing Party”) shall be reimbursed for any out-of-pocket costs and expenses incurred by it in connection with such suit out of funds recovered in any such action, and the balance of such funds shall be allocated in accordance with the damages incurred by each party. Seller agrees to cooperate with Purchaser to the extent necessary to enable Purchaser to institute and prosecute any such action or proceeding. In any such suit or proceeding brought by Seller with respect to the Designated Patents, Purchaser agrees to cooperate with Seller. The Enforcing Party shall obtain the prior written approval (not to be unreasonably withheld) of the other party before entering into any settlement of any such suit or proceeding, if pursuant to or as a result of such settlement, injunctive or other equitable relief would be imposed against such party or its Affiliates or such settlement could reasonably be expected to have a material adverse effect upon the Business (in the case of Purchaser) or the Retained Business (in the case of Seller).
          (d) In the event that a third party institutes litigation or otherwise alleges or claims that any one of the Designated Patents is invalid or unenforceable in the Territory, and Seller, after being given a reasonable opportunity to do so, fails, refuses or is otherwise unwilling or unable to undertake the defense of such claims of invalidity or unenforceabilty, Purchaser shall have the right, but not the obligation, to undertake at its own expense such defense. Seller agrees to cooperate with Purchaser to the extent necessary to enable Purchaser to prosecute any such defense.
ARTICLE II
PURCHASE PRICE; TERMS OF PAYMENT
     2.1 Purchase Price. The purchase price for the Acquired Assets and the covenants contained in Sections 6.1 and 6.2 shall be U.S. $75 million, subject to adjustment pursuant to this Section 2.1 and Section 5.7 (the “Purchase Price”). At the Closing, Purchaser shall pay to Seller an amount equal to the Purchase Price in accordance with Section 7.3. The parties agree that the Acquired Assets will include Inventory in full containers conforming with the representations and warranties set forth in Section 3.17 as if for such purposes such representations and warranties were made as of the date such Inventory is delivered to Purchaser as provided herein and in the Transition Services Agreement and valued on a cost basis at $2.5 million as of the expiration or termination of the Transition Services Agreement, such valuation to be determined in accordance with GAAP applied on the basis set forth in Schedule 2.1. The parties agree that (x) a portion of such Inventory will be located at the Owned Real Property as of the Closing and (y) a portion of such Inventory will be located at other facilities of the Seller until the expiration or termination of the Transition Services Agreement (the “Off-Site Inventory”), with such Off-Site Inventory to be delivered to Purchaser in accordance with the Transition Services Agreement and Section 5.4 of this Agreement. If and to the extent that as of the expiration or termination of the Transition Services Agreement the value of all such Inventory included in the Acquired Assets (determined on such basis) is (a) more than $2.5 million, Purchaser will pay to Seller an amount equal to the excess or (b) less than $2.5 million, Seller will pay to Purchaser an amount equal to the shortfall. Purchaser and Seller will cooperate in verifying the value of all such Inventory included in the Acquired Assets. Any payment made to Purchaser pursuant to the fifth sentence of this Section 2.1 will be deemed to be an adjustment to the Purchase Price and will be made within fifteen (15) Business Days of the determination of the value of all Inventory included in the Acquired Assets by wire transfer of immediately available funds to a bank account designated by Purchaser in writing to the Seller. Any payment made to Seller pursuant to the fifth sentence of this Section 2.1 will be deemed to be an additional payment made pursuant to the Transition Services Agreement (and, for the avoidance of doubt, will not be deemed to be an adjustment to the Purchase Price) and will be made within fifteen (15) Business Days of the determination of the value of all Inventory included in the Acquired Assets by wire transfer of immediately available funds to a bank account designated by Seller in writing to the Purchaser.
     2.2 Allocation of the Purchase Price. Within 15 days of the date hereof, Seller shall deliver to Purchaser a schedule allocating the Purchase Price and Assumed Liabilities (the “Allocation”) among (x) the Owned Real Property and (y) each of the countries in which the Business is conducted. If, within 15 days of receipt of the Allocation from Seller, Purchaser notifies Seller in writing that Purchaser objects to one or more items reflected in the Allocation, Purchaser and Seller shall negotiate in good faith to resolve such dispute. If Purchaser and Seller fail to resolve any such dispute within 15 days of Seller’s receipt of Purchaser’s objections, Purchaser and Seller shall submit the dispute for resolution of the dispute to a mutually acceptable nationally recognized public accounting firm with no material relationship to either Purchaser or Seller (the “Selected Accountant”), which resolution shall be final and binding on

Purchaser and Seller. One-half of the fees and expenses of the Selected Accountant shall be borne by Seller and one-half shall be borne by Purchaser. Purchaser and Seller will each report the federal, state, local and foreign income and other Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Allocation as agreed to by the parties or determined by the Selected Accountant and cooperate in the preparation and filing of IRS Form 8594 under section 1060 of the Code (or any successor form or successor provision of any future Tax law, or any comparable provisions of state, local or foreign Tax law), with their respective federal, state and local income Tax returns for the taxable year that includes the Closing Date.
     2.3 Returns. Following the Closing, Purchaser may grant credits and refunds in respect of Products sold by the Business prior to the Closing due to the failure of such Products to meet Seller’s manufacturing specifications in effect at the time of sale of such Products (“Returns”). Seller shall from time to time at the request of Purchaser reimburse Purchaser for the cost of such Returns (which cost, for purposes of this Section 2.3, shall equal the full amount of the return or credit, plus any disposal costs).
     2.4 Proration of Certain Items. Purchaser and Seller agree that the following expenses of the Business shall be calculated and prorated as of the Closing, with Seller responsible for such expenses for the period up to the Closing, and Purchaser to be responsible for the period on and after the Closing Date: (i) real property and personal property Taxes, water, electric, fuel, gas, telephone, sewer and other utility charges, in each case, to the extent relating to the Owned Real Property and the Business, (ii) rentals and other charges under Assumed Contracts, and (iii) fees under Permits to be transferred to Purchaser as part of the Acquired Assets. Such proration shall be preliminarily made at the Closing and completed within 45 days of the Closing, and any amount due from one party to the other in respect of such proration shall be paid within ten days thereafter.
ARTICLE III
REPRESENTATIONS AND
WARRANTIES OF SELLER
     Seller hereby represents and warrants to Purchaser as follows:
     3.1 Organization, Existence and Standing. Seller is a corporation validly existing and in good standing under the laws of the State of Delaware. Seller is qualified to do business and in good standing or its functional equivalent in each jurisdiction where the nature of the Business requires such qualification, with such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     3.2 Capacity to Sell; Authorization. Seller has full corporate power and authority to own, lease and operate the Acquired Assets owned, leased or operated (as the case may be) by it and to carry on the Business as now being conducted by it. Seller has full corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to be executed and delivered by Seller and to consummate the transactions contemplated hereby and thereby to be consummated by Seller. The execution, delivery and performance of this Agreement and the Ancillary Agreements to be executed and delivered by Seller or any of its

Affiliates and the consummation of the transactions contemplated hereby and thereby to be consummated by Seller and its Affiliates have been duly authorized by all necessary corporate action on the part of Seller and, in the case of the Ancillary Agreements to be executed and delivered by an Affiliate of Seller, at the Closing Date will have been duly authorized by all necessary corporate (or other Entity) action on the part of such Affiliate. Except as set forth on Schedule 3.2, the execution, delivery and performance of this Agreement and the Ancillary Agreements to be executed and delivered by Seller or any of its Affiliates, and the consummation of the transactions contemplated hereby and thereby to be consummated by Seller and its Affiliates do not and will not (i) contravene or violate the certificate of incorporation or by-laws (or comparable governing instruments) of Seller or such Affiliate; (ii) conflict with, violate, result in a breach or termination of, result in any default under, entitle any Person (with due notice or lapse of time or both) to terminate, cancel, accelerate, modify or call a default with respect to, any contract, agreement, mortgage, Lien, lease, order, arbitration award, judgment or decree or other commitment to which Seller or any of its Affiliates is a party or by which Seller or any of its Affiliates or any of their respective Assets is bound, or result in the acceleration of the due date of any Liability of Seller or any of its Affiliates; (iii) require Seller or any of its Affiliates to obtain, secure or make any Approval or Consent, require Seller or any of its Affiliates to obtain, secure or make any Approval or Consent, other than compliance with and filings under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and under the Anti Monopoly Law in the People’s Republic of China (the “AML”); or (iv) conflict with, or result in a breach of, any Legal Requirement to which Seller or any of its Affiliates is subject. No Consent or other action by the stockholders, security holders or other equity holders of Seller or any of its Affiliates is required in connection with the execution, delivery and performance by Seller or any of its Affiliates of this Agreement and the Ancillary Agreements to be executed and delivered by Seller or such Affiliates, as the case may be, that has not heretofore been irrevocably obtained. This Agreement has been, and the Ancillary Agreements to be executed and delivered by Seller or any Affiliate of Seller will at the Closing have been, duly executed and delivered by Seller or such Affiliate, as the case may be. This Agreement constitutes, and as of the Closing the Ancillary Agreements to be executed and delivered by Seller or any Affiliate of Seller will constitute, the legal, valid and binding obligation of Seller or such Affiliate, as the case may be, enforceable against Seller or such Affiliate, as the case may be, in accordance with their respective terms, except as such enforceability may be limited by applicable Legal Requirements relating to bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirements relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
     3.3 Statements of Revenues. A true, correct and complete copy of unaudited statements of revenues of the Business, less cost of goods sold and direct selling expenses for the twelve-month periods ended December 31, 2006 and December 31, 2007 are attached as Schedule 3.3 (all such statements of revenues, the “Statements of Revenues”). The Statements of Revenues fairly present the revenues of the Business, less cost of goods sold and direct selling expenses for the periods indicated, in each case, in a manner consistent with past practices applied by Seller for its other business units, applied on a consistent basis throughout the periods specified.

     3.4 Operation of the Business. Except as set forth on Schedule 3.4, since December 31, 2007 the Business has been conducted only in the ordinary course of business consistent with past practices and there has not been:
          (a) any change, event or occurrence that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
          (b) any amendment or modification to, or waiver of any rights by Seller or any other Person under, any Assumed Contract;
          (c) any increase in the compensation, pension, or other benefits payable or to become payable to any Business Employee, or any bonus payments or arrangements made or promised to or with any of them, except for increases or bonuses paid in the ordinary course of business consistent with past practices pursuant to periodic evaluations of employees;
          (d) any sale or transfer of any of the Acquired Assets, except in the ordinary course of business and consistent with past practices;
          (e) any mortgage, pledge or subjection to any Lien of any of the Acquired Assets;
          (f) any transaction entered into by Seller or any of its Affiliates with respect to the Business, other than in the ordinary course of business consistent with past practices;
          (g) any change or modification in any material respect in the Business’ credit and collection policies, procedures and practices with respect to accounts receivable;
          (h) any settlement of any material claim or Action involving money damages or waiver or release any material rights or claims in connection with the Business, except in the ordinary course of business consistent with past practices; or
          (i) any authorization, approval, agreement or commitment, whether in writing or otherwise, to do any of the foregoing.
     3.5 Acquired Assets; Title.
          (a) Seller has, and at the Closing will convey to Purchaser good, marketable and indefeasible fee simple title to the Owned Real Property, free and clear of all Liens, except as set forth on Schedule 3.5(a), Liens for Taxes, assessments and other governmental charges which are not due and payable and which may thereafter be paid without penalty and public rights of ways and other easements benefiting the property.
          (b) No condemnation or eminent domain proceeding against or affecting all or any portion of the Owned Real Property is pending or, to the Knowledge of Seller, threatened. Seller’s and its Affiliates’ use of the Owned Real Property is in compliance in all material respects with all Legal Requirements and other applicable requirements relating to the use thereof, and all necessary occupancy and other certificates and Approvals for the occupancy and lawful use thereof have been issued and are in full force and effect. The Owned Real Property does not encroach on property or rights of others, and the property of others does not encroach upon the Owned Real Property. The Owned Real Property has direct and unrestricted access over currently utilized facilities and land to such public roads, owned roads and driveways presently in use (which include at least one public road), and such utilities and other services, as are necessary for the uses thereof and the conduct of the Business as currently conducted by Seller and its Affiliates. No use of any of the Owned Real Property in connection with the Business as currently conducted by Seller and its Affiliates is dependent upon the continuance of a nonconforming use, zoning variance or other Approval. Neither Seller nor any of its Affiliates has applied for any change in the zoning or land use classification of the Owned Real Property. The fixtures and improvements on the Owned Real Property and all tangible Acquired Assets located on the Owned Real Property are in good operating condition, ordinary wear and tear excepted, and are suitable for the purposes for which they are being used by Seller and have been maintained in accordance with normal industry practice.
          (c) Except as set forth on Schedule 3.5(c), the Acquired Assets include all Assets required for the conduct of the Business as currently conducted by Seller and its Affiliates.
          (d) Seller has, and at the Closing will convey to Purchaser, good and marketable title to, all of the Acquired Assets (other than the Owned Real Property), free and clear of all Liens.
     3.6 Intellectual Property; Technology.
          (a) Schedule 3.6(a) contains a true, complete and correct list of all Transferred Intellectual Property and Nalco Licensed IP for which registration has been issued by, or has been applied for and is pending with, the United States Patent and Trademark Office (the “PTO”), the United States Copyright Office, any state trademark offices and the patent, trademark, copyright and other corresponding offices of foreign jurisdictions within the Territory; specifying as to each, as applicable: (i) the owner of such Transferred Intellectual Property and Nalco Licensed IP and (ii) the jurisdictions within the Territory in which such Transferred Intellectual Property and Nalco Licensed IP has been registered, or in which an application for registration has been filed, and the registration or application numbers. Schedule 3.6(a) further sets forth a true, complete and correct list of all domain name registrations that are included in the Transferred Intellectual Property.
          (b) To the Knowledge of Seller, each item of the Transferred Intellectual Property and Nalco Licensed IP will be valid and enforceable as of the Closing Date, and all registrations thereof are valid and subsisting. All necessary registration, maintenance, renewal fees, annuity fees and Taxes in connection with such Transferred Intellectual Property and Nalco Licensed IP for which registration has been issued have been duly paid (and no such payment is overdue or requires a paid extension of time), and all necessary documents and certificates in connection with such Transferred Intellectual Property and Nalco Licensed IP for which registration has been issued have been filed with the relevant trademark, patent, copyright or other authorities in the United States or foreign jurisdictions within the Territory, as the case may be, for the purposes of maintaining such Transferred Intellectual Property and Nalco Licensed IP.

          (c) There are no licenses or other agreements from or with third parties under which Seller or any of its Affiliates uses or exercises any rights with respect to any of the Transferred Intellectual Property, Transferred Technology or Nalco Licensed IP (other than standard, commercially available off-the-shelf software). Neither Seller nor any of its Affiliates has received (and Seller has no Knowledge of) any written notice from any other Person pertaining to or challenging the right of Seller or any of its Affiliates or any other Person) to use any of the Transferred Intellectual Property, Transferred Technology or Nalco Licensed IP, and there is no interference, opposition, cancellation, reexamination or other Action, pending or to Seller’s Knowledge threatened with respect to any Transferred Intellectual Property, Transferred Technology or Nalco Licensed IP. Except as set forth on Schedule 3.6(c), no licenses have been granted and neither Seller nor any of its Affiliates have an obligation to grant licenses with respect to any Transferred Intellectual Property, Transferred Technology or Nalco Licensed IP. No claims have been made by Seller or any of its Affiliates of any violation or infringement by others of rights with respect to any Transferred Intellectual Property, Transferred Technology or Nalco Licensed IP, and Seller has no Knowledge of any basis for the making of any such claim. To the Knowledge of Seller, the use by Seller and its Affiliates of the Transferred Intellectual Property, Transferred Technology and Nalco Licensed IP has not violated or infringed any rights of other Persons, or constituted a breach of any Contract (or other agreement or commitment).
          (d) The Transferred Intellectual Property, Transferred Technology, the Nalco Licensed IP and the licenses of Intellectual Property Rights contained in the Distribution Agreement include all such rights necessary to produce (with respect to Transferred Products and Dual Products), market, distribute and sell the Products in the manner now conducted by the Business, without the payment of a royalty or other fee to any Person, and such rights will not be adversely affected by the execution and delivery of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby.
          (e) Seller and its Affiliates have used reasonable best efforts to protect all of their rights in confidential information and trade secrets related to the Transferred Products or the Business or provided by any other Person to the Business subject to a duty of confidentiality.
     3.7 Pending or Threatened Actions. Except as set forth on Schedule 3.7, there is no material Action pending or, to the Knowledge of Seller, threatened against Seller or any of its Affiliates relating to the Business or the Transferred Products, at law or in equity, before or by any Governmental Authority. Neither Seller, any of its Affiliates nor any of their officers or employees is subject to any judgment, decree, writ, injunction or order of any Governmental Authority relating to the Business or the Transferred Products.
     3.8 Permits.
          (a) Schedule 3.8(a) lists all Approvals issued to Seller or its Affiliates which are necessary to market, distribute and sell the Products (“Product Approvals”) in all material respects in the manner currently conducted by the Business. None of the Product Approvals are assignable to Purchaser.
          (b) Attached as Schedule 3.8(b) hereto is a true, complete and correct list of all Permits issued to Seller or its Affiliates in effect as of the date hereof. Seller has been granted and holds, and has made, all Approvals necessary for Seller’s operation of the Business as conducted on the Owned Real Property. Each of the Permits is in full force and effect, Seller and its Affiliates are in compliance in all material respects with all of its obligations with respect thereto, and to the Knowledge of Seller, no event has occurred which permits, or upon the giving of notice or lapse of time or otherwise would permit, revocation, early termination or non-renewal of any of the Permits. True, complete and correct copies of the Permits have heretofore been delivered to Purchaser. Seller has not received written notice that Seller or the Owned Real Property is not in compliance with the Permits.
     3.9 Compliance with Legal Requirements. Excluding Legal Requirements relating to the protection of public health or the environment (as to which reference is made to Section 3.15), Seller and its Affiliates are conducting the Business in compliance in all material respects with all applicable Legal Requirements. No notice of non-compliance by Seller or any of its Affiliates with any Legal Requirement applicable to the Business has been received by Seller or any of its Affiliates (and Seller has no Knowledge of any such notice delivered to any other Person), except in respect of instances of non-compliance that are not material (individually and in the aggregate) and have been discharged without Liability to, or adverse effect on, the Business following the Closing.
     3.10 Transactions with Affiliates. Set forth on Schedule 3.10 is a true, correct and complete list and description of (i) each Assumed Contract between the Business, on the one hand, and Seller and/or one or more of its Affiliates, on the other hand, (ii) all intercompany transactions between the Business, on the one hand, and Seller and/or one or more of its Affiliates, on the other hand, that have occurred since January 1, 2005.
     3.11 Employees; Labor Relations.
          (a) Schedule 3.11 sets forth a complete and correct list of all employees of Seller and its Affiliates that perform services primarily for the Business as of the date hereof (“Business Employees”), including for each such Business Employee the name of the entity by which each such employee is employed and his or her (i) name, (ii) job title and description, (iii) status as a full-time, part-time or temporary employee, (iv) base salary or wage rate and (v) 2007 bonus. Schedule 3.11 also lists each Business Employee who is not actively at work for any reason other than vacation and the reason for such absence.
          (b) None of the Business Employees as of the date hereof are covered by a collective bargaining agreement or bound by any other agreement with a labor union. To the Knowledge of Seller, there are no employee organizing efforts pending or threatened with respect to the Business Employees. No collective bargaining agreement or any other agreement with a labor union is currently being negotiated by Seller or its Affiliates with respect to the Business Employees. Since January 1, 2005, there has been no strike, work slowdown or other material labor dispute with respect to Business Employees, and, to the Knowledge of Seller, no strike, work slowdown or other material labor dispute involving any of the Business Employees is pending or threatened. There are no unfair labor practice claims or charges pending or, to the Knowledge of Seller, threatened, involving Seller or any of its Affiliates with respect to the Business Employees.

          (c) Seller and its Affiliates are in compliance in all material respects with all applicable Legal Requirements relating to labor and employment practices, including those relating to terms and conditions of employment, wages, hours, discrimination, harassment, occupational safety and health, wage and hour laws, and/or social contribution Taxes and similar Taxes, national pension, national medical insurance, worker’s compensation insurance, unemployment insurance and other mandatory social security matters, with respect to the Business Employees. No Action of any kind with respect to the Business Employees is pending in any agency, commission, court or other tribunal, and Seller has no Knowledge of any such threatened Action.
          (d) There are no complaints, audits or Actions pending or to Seller’s Knowledge, threatened by or on behalf of (i) the National Workers’ Housing Fund Institute (Instituto del Fondo Nacional de la Vivienda para los Trabajadores), pursuant to the Mexican Labor Law or the National Housing Fund Law (Ley del Instituto del Fondo Nacional de la Vivienda para los Trabajadores), or (ii) the Mexican Social Security Institute (Instituto Mexicano del Seguro Social) or the Social Security Law (Ley del Seguro Social) with respect to the Mexican Employees.
     3.12 Employee Benefits.
          (a) Schedule 3.12 sets forth a complete and correct list of (i) any “employee benefit plan” within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) any other employee benefit plan, arrangement or policy, including, without limitation, any stock option, stock purchase, stock award, stock appreciation, phantom stock, deferred compensation, pension, retirement, savings, profit sharing, incentive, bonus, health, life insurance, cafeteria, flexible spending, dependent care, fringe benefit, vacation pay, holiday pay, disability, sick pay, workers compensation, unemployment, severance, employee loan or educational assistance plan, arrangement or policy, and (iii) any employment, indemnification, consulting, severance or change-in-control agreement, in each case, which is sponsored or maintained by Seller or its Affiliates, or to which Seller or its Affiliates contributes or is required to contribute, on behalf of current or former employees, consultants or directors of the Business or their beneficiaries or dependents (“Benefit Plans”). Neither Seller nor its Affiliates has communicated to present or former employees of the Business or formally adopted or authorized any additional Benefit Plan or any change in or termination of any existing Benefit Plan.
          (b) Seller has delivered to Purchaser complete and correct copies of each Benefit Plan, or written summaries of any unwritten Benefit Plan, any employee handbook applicable to the Business Employees, and, with respect to each such Benefit Plan, the current summary plan description.
          (c) Each Benefit Plan is and has been operated and administered in accordance with its terms and all applicable Legal Requirements. Each such Benefit Plan intended to be tax-qualified under section 401(a) of the Code has received a favorable determination letter from the IRS as to its tax-qualified status under the Code and nothing has occurred since the date of such favorable determination letter which would adversely affect the qualified status of such plan. All contributions and premium payments required to have been paid under or with respect to any Benefit Plan have been timely paid.
          (d) No event has occurred and no condition exists with respect to any Benefit Plan or any employee benefit plan currently or formerly maintained, sponsored, or contributed to by Seller of any of its Affiliates which has resulted in, or could reasonably be expected to result in, the imposition of a Lien on the Assets of the Business or the Acquired Assets or which could reasonably be expected to subject Purchaser or any of its Affiliates or their respective officers, directors, employees or agents, directly or indirectly (through indemnification or otherwise) to any Tax, penalty, fine or other Liability.
          (e) All amounts owed by Seller or its Affiliates, and payable to the Mexican Employees in connection with PTU, have been fully paid.
     3.13 Taxes.
          (a) Seller and its Affiliates have timely filed all Tax returns which are required to be filed by them, which returns are true, correct and complete in all material respects, and timely paid in full all Taxes that are required to be shown as due pursuant to such returns or otherwise required to be paid.
          (b) Solely as relates to the Business, there are no Actions now pending, nor, to the Knowledge of Seller, are there any Actions or claims pending or threatened against Seller or its Affiliates, nor are there any pending audits, investigations or examinations by any Governmental Authority relating to any Taxes or assessments, or any claims or deficiencies asserted with respect thereto.
     3.14 Assumed Contracts. Except as set forth on Schedule 3.14, as of the date of this Agreement there are no (i) open orders (other than blanket purchase orders or Assumed Contracts) in North America for more than $5,000 with the Business or (ii) Contracts (other than purchase orders) pursuant to which customers of the Business purchase Products from Seller or any of its Affiliates. Schedule 1.1(f) lists all Contracts (other than purchase orders) (a) pursuant to which customers of the Business purchase Products from the Business as of the date of this Agreement and (b) pursuant to which Seller or any of its Affiliates purchase goods and services exclusively for the Business as of the date of this Agreement. Schedule 3.14 sets forth a complete and correct list of all Contracts (other than Assumed Contracts) as of the date of this Agreement providing for the services of any distributor, sales representative or similar representative related to the marketing, distribution and/or sale of the Products by the Business. Neither Seller nor any of its Affiliates, nor, to the Knowledge of Seller, any other party to any Assumed Contract, is in breach or default under any Assumed Contract, and no event has occurred that, with the giving of notice or the lapse of time or both, would constitute a breach or default under any Assumed Contract by Seller or any of its Affiliates or, to the Knowledge of Seller, any other party to any Assumed Contract. True, complete and correct copies of all Assumed Contracts listed on Schedule 1.1(f) and all Contracts listed on Schedule 3.14 (other than purchase orders), if any, have heretofore been delivered to Purchaser.
     3.15 Environmental Matters.

          (a) Seller and its Affiliates are conducting the Business in compliance in all material respects with all applicable Legal Requirements relating to the protection of public health or the environment. To the Knowledge of Seller, there are no material Environmental Liabilities. Neither Seller nor any of its Affiliates has received (or has Knowledge of) with respect to the Business or the Owned Real Property (i) a request for information from any Governmental Authority with respect to any discharge or removal of any Hazardous Material, or (ii) written notice that Seller or any of its Affiliates in respect of the Business has been or may be identified in any Action as a responsible party or a potentially responsible party for any Liability under any Legal Requirement with respect to the generation, use, handling, storage, transportation, treatment or Release of any Hazardous Material, except for any of the above that have been resolved without material Liability to the Business during the five years prior to the date of this Agreement and have had no substantive action for more than five years prior to the date hereof. Neither Seller nor any of its Affiliates has filed any notice under any Legal Requirement reporting a Release of a Hazardous Material at the Owned Real Property, except for any such notice that has been resolved without material Liability to the Business during the five years prior to the date of this Agreement and has had no substantive action for more than five years prior to the date hereof.
          (b) Neither Seller nor any of its Affiliates in respect of the Business has entered into any negotiations, agreements or undertakings with any Person relating to any Remedial Action in respect of the Owned Real Property, except for any of the above that have been resolved without material Liability to the Business during the five years prior to the date of this Agreement and have had no substantive action for more than five years prior to the date hereof. There are no underground storage tanks located on the Owned Real Property, and Seller and its Affiliates have at all times complied with all Legal Requirements applicable to any such tanks previously located on the Owned Real Property, including those governing removal or abandonment of underground storage tanks. Seller has made available to Purchaser all material reports, analyses, data and investigatory materials in the possession of Seller related to surface and subsurface environmental conditions at the Owned Real Property.
          (c) Notwithstanding any other provision of this Agreement, the representations and warranties set forth in this Section 3.15 are the only representations and warranties relating to Environmental Liabilities, Hazardous Materials, or Remedial Actions made by Seller under this Agreement.
     3.16 Warranties. Except for such terms and conditions (including guaranty, warranty and indemnity provisions) as may be set forth in purchase orders for Products from the Business (other than blanket purchase orders) or Assumed Contracts, complete and correct copies of the standard written terms and conditions for sale for the Products in the Territory (containing all applicable guaranty, warranty and indemnity provisions) in connection with the Business as of the date of this Agreement have heretofore been delivered to Purchaser. Except as may be (i) set forth on Schedule 3.16, (ii) set forth in purchase orders for products (other than blanket purchase orders) or in the Assumed Contracts or (iii) required by any Legal Requirement, as of the date of this Agreement no Product manufactured, sold or delivered by or on behalf of Seller or its Affiliates in connection with the Business is subject to any written guaranty, warranty or other indemnity expressly given, made or agreed by Seller or its Affiliates beyond such standard terms and conditions.

     3.17 Inventory. All of the Inventory (i) is of good and merchantable quality, fit for the purpose for which it is intended and saleable and useable in the ordinary course of business and (ii) meets the current manufacturing standards and specifications of Seller and has not aged beyond its applicable shelf-life.
     3.18 Customers. Schedule 3.18 sets forth (in each case with respect to customers of the Business in North America only) (a) the names and addresses of all customers of Seller that ordered Products from the Business from Seller with an aggregate value for each customer of $20,000 or more during either of the twelve-month periods ended December 31, 2006 and December 31, 2007 (each, a “Significant Customer”), and (b) the amount for which each Significant Customer was invoiced during each such period. As of the date of this Agreement, Seller and its Affiliates have not received any written notice, nor do Seller and its Affiliates have any reason to believe, that any Significant Customer (i) has ceased, or will cease, to use the Products of the Business, (ii) has substantially reduced, or will substantially reduce, the purchase of Products of the Business or (iii) has sought, or is seeking, to reduce the price it will pay the Business for Products of the Business. To the Knowledge of Seller as of the date of this Agreement, no Significant Customer has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.
     3.19 Brokers or Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby based upon any agreements, written, oral or otherwise, made by or on behalf of Seller or any of its Affiliates.
     The parties agree as follows:
     3.20 Exclusivity of Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III, SELLER MAKES NO REPRESENTATION OR WARRANTY, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER IMPLIED WARRANTY CONCERNING THE ACQUIRED ASSETS, THE BUSINESS, OR ANY OTHER MATTER WHATSOEVER. PURCHASER HEREBY DISCLAIMS ANY RELIANCE UPON SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE BY SELLER OR ANY OTHER PERSON TO PURCHASER OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES, OF ANY DOCUMENTATION OR OTHER INFORMATION IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE IV
REPRESENTATIONS AND
WARRANTIES OF PURCHASER
     Purchaser hereby represents and warrants to Seller as follows:
     4.1 Organization, Existence and Standing. Purchaser is a corporation validly existing and in good standing under the laws of the State of Delaware.
     4.2 Capacity; Authorization. Purchaser has full corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to be executed and delivered by Purchaser and to consummate the transactions contemplated hereby and thereby to be consummated by Purchaser. The execution, delivery and performance of this Agreement and the Ancillary Agreements to be executed and delivered by Purchaser, and the consummation of the transactions contemplated hereby and thereby to be consummated by Purchaser have been duly authorized by all necessary corporate action on the part of Purchaser. The execution, delivery and performance of this Agreement and the Ancillary Agreements to be executed and delivered by Purchaser, and the consummation of the transactions contemplated hereby and thereby to be consummated by Purchaser do not and will not (i) contravene or violate the certificate of incorporation or by-laws of Purchaser; (ii) conflict with, violate, result in a breach or termination of, result in any default under, entitle any Person (with due notice or lapse of time or both) to terminate, cancel, accelerate, modify or call a default with respect to any contract, agreement, mortgage, Lien, lease, order, arbitration award, judgment or decree or other commitment to which Purchaser or any of its Affiliates is a party or by which Purchaser or any of its Affiliates or any of their respective Assets is bound or result in the acceleration of the due date of any Liability of Purchaser or any of its Affiliates; (iii) require Purchaser or any of its Affiliates to obtain, secure or make any Approval or Consent, other than compliance with and filings under the HSR Act and under the AML; or (iv) conflict with, or result in a breach of, any Legal Requirement to which Purchaser or any of its Affiliates is subject. No Consent or other action by the shareholders or other security holders of Purchaser or any of its Affiliates is required in connection with the execution, delivery and performance by Purchaser of this Agreement or the Ancillary Agreements to be executed and delivered by Purchaser that has not heretofore been irrevocably obtained. This Agreement has been, and the Ancillary Agreements to be executed and delivered by Purchaser will at the Closing have been, duly executed and delivered by Purchaser. This Agreement constitutes, and as of the Closing the Ancillary Agreements to be executed and delivered by Purchaser will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforceability may be limited by applicable Legal Requirements relating to bankruptcy, insolvency, reorganization, moratorium or similar Legal Requirements relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
     4.3 Brokers or Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby based upon any agreements, written, oral or otherwise, made by or on behalf of Purchaser or its Affiliates.

     The parties agree as follows:
     4.4 Exclusivity of Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV, PURCHASER MAKES NO REPRESENTATION OR WARRANTY, INCLUDING ANY IMPLIED WARRANTY CONCERNING ANY MATTER WHATSOEVER. SELLER HEREBY DISCLAIMS RELIANCE UPON ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE BY PURCHASER OR ANY OTHER PERSON TO SELLER OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES, OF ANY DOCUMENTATION OR OTHER INFORMATION IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
ARTICLE V
COVENANTS OF THE PARTIES
     5.1 Covenants of Seller. Seller covenants and agrees with Purchaser as follows:
          (a) Conduct of the Business. Between the date hereof and the Closing, Seller shall, and shall cause its Affiliates to, conduct the Business only in the ordinary course of business consistent with past practice. Seller will, and will cause its Affiliates to, use their reasonable best efforts consistent with past practice to preserve intact the business organization of Seller, to keep available to Purchaser the services of all Business Employees and to preserve for Purchaser the goodwill of the suppliers, distributors, customers and others having business relationships with the Business. In furtherance and without limitation of the foregoing, Seller agrees that Seller will not, and will cause its Affiliates not to, without the prior consent of the Purchaser:
     (i) sell, lease or transfer any Acquired Assets, or purchase any Asset that would be an Acquired Asset, except for (x) the sale, lease, transfer or purchase of an Asset that has a book value of less than $50,000 in the ordinary course of the Business consistent with past practice or (y) sales of Inventory in the ordinary course of business consistent with past practice;
     (ii) make, or enter into any Contract involving consideration of in excess of $50,000 (excluding purchase or sales orders entered into in the ordinary course of business consistent with past practice) or having a term of more than one year, or terminate, amend, modify, waive any provision of, or fail to observe any covenant or agreement contained in, any Assumed Contract;
     (iii) mortgage, pledge or subject to any Lien any of the Acquired Assets;
     (iv) engage in bargaining with any union representing any Business Employee, except bargaining that is done after notice to and consultation with Purchaser;

     (v) change any compensation or benefits or grant, establish, adopt, enter into or institute any material new compensation or benefits payable to or in respect of any Business Employee (except for regularly scheduled increases in the ordinary course of business consistent with past practice or as required by Legal Requirements), enter into any employment, consulting, special retirement, change of control, separation, severance or retention agreement with any Business Employee or terminate the employment of any Business Employee;
     (vi) change or modify in any material respect the Business’ existing inventory management or credit and collection policies, procedures and practices with respect to accounts receivable;
     (vii) enter into any transaction (with respect to the Business) with Seller or any Affiliate of Seller;
     (viii) settle any material claim or Action involving money damages or waive or release any material rights or claims in connection with the Business, except in the ordinary course of business consistent with past practice;
     (ix) transfer or dispose of or permit to lapse any right to the use of any Transferred Intellectual Property or Transferred Technology, or dispose of or disclose (except as necessary in the conduct of the Business consistent with past practice) to any Person, other than representatives of Purchaser, any Transferred Technology that is not a matter of public knowledge prior to such disclosure; or
     (x) authorize any of, or commit or agree to take, whether in writing or otherwise, any of the foregoing actions.
          (b) Access. At the reasonable request of Purchaser, and upon reasonable advance notice, Seller shall from time to time prior to the Closing use reasonable best efforts to give or cause to be given to the officers, employees, accountants, counsel and other authorized representatives of Purchaser (x) access during normal business hours to any and all properties, including the Owned Real Property, files, books, records, documents and other information and employees, officers and directors of Seller and its Affiliates relating to the Business, the Acquired Assets and/or the Assumed Liabilities and (y) all such other information in Seller’s or its Affiliates’ possession otherwise concerning the Business, the Acquired Assets and the Assumed Liabilities, as Purchaser may reasonably request; provided, however, that such access shall not include the right to conduct physically invasive tests of soil, groundwater or other environmental media on the Owned Real Property unless a proposal for the same by Purchaser is approved by Seller in advance.
          (c) Liabilities and Obligations. Following the Closing, Seller shall fully pay and discharge all of its Liabilities (other than Assumed Liabilities), arising from the operation of or with respect to the Business as they become due.
          (d) Enforcement of Confidentiality and Non-Competition Agreements. Following the Closing, Seller agrees, from time to time, at the request of Purchaser, to assign to

Purchaser (or cause the appropriate Affiliate of Seller to assign to Purchaser) any rights of Seller under agreements or contracts that require other Persons, including any Business Employee, to hold confidential and/or not use to some extent any Assets included in the Acquired Assets or other confidential information, Intellectual Property Rights or trade secrets used in the Business, to not compete in some fashion with the Business or to not solicit employees or customers of the Business. To the extent any such rights under such agreements or contracts are not assignable to Purchaser, Seller agrees to use (and to cause its Affiliates to use) reasonable best efforts to enforce, or to permit Purchaser to enforce in the name of Seller (or the appropriate Affiliate of Seller), in each case for the benefit and at the sole expense of Purchaser and its successors and assigns, at Purchaser’s request, from time to time, such rights of Seller or its Affiliates under such agreements or contracts.
          (e) Referral of Inquiries. Following the Closing, Seller will use reasonable best efforts to refer all Persons making inquiries regarding the Business to Purchaser and shall promptly notify Purchaser of the name of each such Person and the nature of the inquiry.
          (f) Payments. Following the Closing, (i) if Seller or any of its Affiliates receives a payment on account of sales of products or services made by or on behalf of Purchaser or its Affiliates following the Closing, Seller will promptly turn such payment over to Purchaser and (ii) if Purchaser or any of its Affiliates receives a payment on account of sales of products or services made by or on behalf of Seller or any of its Affiliates prior to the Closing, Purchaser will promptly turn such payment over to Seller.
          (g) Books and Records. Seller will (and will cause its Affiliates to) for a period of five (5) years after the Closing Date, retain and make available to Purchaser and its representatives for examination and copying, at Purchaser’s expense and upon reasonable notice, all books, records and files, including all Tax records, related to the Business that are Excluded Assets for any reasonable purpose of Purchaser, such as for use in financial reporting, Tax return preparation or Tax compliance matters. Such records may be destroyed or disposed of prior to the end of such five (5) year period, provided that written notice thereof is first given to Purchaser and Purchaser is afforded a reasonable opportunity to make copies (or take possession) of all or any part of such records.
          (h) Reporting Assistance Obligations of Seller. Seller will (and will cause its Affiliates to) use reasonable best efforts to assist Purchaser in preparing information for various Governmental Authorities after the Closing Date on the condition that such information relates to the transactions contemplated by this Agreement, the Business, the Acquired Assets and/or the Assumed Liabilities. Such information includes, but is not limited to, information required by Purchaser and its Affiliates to comply with their financial reporting requirements. Purchaser shall reimburse Seller for all reasonable out-of-pocket expenses actually incurred by Seller and its Affiliates in connection with the compliance by Seller with its obligations under this Section 5.1(h).
          (i) Title Insurance. Seller, at no cost to Seller, will reasonably cooperate, and will use reasonable efforts to cause its Affiliates to cooperate, with Purchaser in its efforts to obtain title insurance in respect of the Owned Real Property. Seller agrees to sign and deliver to Purchaser’s title company (being Chicago Title Insurance Company or another national title insurance company selected by Purchaser in its sole discretion reasonably exercised) such customary affidavits and other documents required of sellers of real property in the State of Michigan by Purchaser’s title company in order to issue a title insurance policy and any desired endorsements to a title policy that are customarily underwritten based on information provided by a seller, including, without limitation, a creditor’s rights fact sheet, an owner’s affidavit, gap indemnity, and proof of Seller existence, good standing  and authority. The premiums for such title insurance and any endorsements will be Purchaser’s responsibility.
     5.2 Mutual Covenants. Purchaser covenants and agrees with Seller, and Seller covenants and agrees with Purchaser, that:
          (a) Cooperation.
     (i) Seller and Purchaser will each promptly give notice to the other upon becoming aware that any Action is pending or threatened by or before any Governmental Authority with respect to the acquisition of the Acquired Assets contemplated by this Agreement. Seller and its Affiliates, on the one hand, and Purchaser and its Affiliates, on the other hand, (x) will cooperate with each other in connection with the prosecution, investigation or defense of any such Action, (y) will supply promptly all information reasonably and legally requested by the other, by any such court or arbitrator or other Governmental Authority or by any party to any such Action and (z) will each use their reasonable best efforts to cause any such Action to be determined as promptly as practicable and in a manner which does not impact adversely on, and is consistent with, the transactions contemplated by this Agreement and the Ancillary Agreements.
     (ii) Without limiting the specific obligations of Seller and Purchaser under any agreement or covenant hereunder, Seller and Purchaser shall each use reasonable best efforts to (and to the extent necessary, will use its reasonable best efforts to cause its Affiliates to) promptly take, or cause to be taken, all actions and do, or cause to be done, all things necessary or desirable in order to consummate the acquisition of the Acquired Assets contemplated by this Agreement, including satisfaction, but not waiver, of the closing conditions set forth in Articles VIII and IX. In furtherance of and not in limitation of the foregoing sentence, Seller and Purchaser shall:
          (1) make any filings required under the HSR Act and the AML in connection with the transactions contemplated hereby, which will be made within five (5) Business Days of the date hereof, for the HSR Act, and within fifteen (15) days of the date hereof for the AML Act, and seek to terminate any waiting periods under the HSR Act and the AML as soon as practicable;
          (2) use reasonable best efforts to obtain, in a timely manner, any other Consents and Approvals required to be obtained from any Person in connection with the consummation of the transactions contemplated by this Agreement; provided, however, that no party shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such Consent may be required (other than nominal filing or application fees); and
          (3) furnish the other party and the other party’s counsel with all such information as may be reasonably required in order to effectuate the foregoing actions.
     (iii) Notwithstanding anything to the contrary contained herein, nothing in this Agreement will be deemed to require Purchaser or any of its Affiliates to (A) make any proposals, execute or carry out any agreements or submit to any Legal Requirement (1) providing for the license, sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any Assets or categories of Assets (including any portion of the Acquired Assets), or (2) seeking to impose any limitation on the ability of Purchaser or any of its Affiliates to conduct its businesses (including the Business), or any portion thereof, in a specified manner, or to own such Assets or to acquire, hold or exercise full rights of ownership of the Acquired Assets or the Business or (B) agree to take any action that could reasonably be expected to adversely impact the benefits expected to be derived by Purchaser and its Affiliates from the transactions contemplated by this Agreement, to avoid or eliminate any impediment that may be asserted under any Legal Requirement governing competition, monopolies or restrictive trade practices.
     (iv) In connection with the efforts to obtain all requisite Approvals and Consents for the transactions contemplated by this Agreement and the Ancillary Agreements, Purchaser and Seller shall each (and to the extent necessary, will use its reasonable best efforts to cause its Affiliates to) furnish to the other party and the other party’s counsel as promptly as practicable, such information and reasonable assistance as the other party may reasonably request. Purchaser and Seller shall each keep the other informed in all material respects of any material communication received by such party from, or given by such party or its Affiliates to, any Governmental Authority, and to consult with each other in advance of any meeting or conference with any Governmental Authority regarding the transactions contemplated by this Agreement and the Ancillary Agreements.
          (b) Announcements. Except as may be required by applicable Legal Requirements or stock exchange rules, neither party (nor any of it Affiliates) will make a public announcement of the transactions contemplated hereby without the prior written consent of Seller, in the case of an announcement by Purchaser or any of its Affiliates, or Purchaser in the case of an announcement by Seller or any of its Affiliates, such consent not to be unreasonably withheld or delayed.
          (c) Further Assurances. From time to time after the Closing and without further consideration, the parties will execute and deliver, or arrange for the execution and delivery of, such other instruments of conveyance and transfer or other instruments or documents and take or arrange for such other actions as may reasonably be requested to complete more effectively any of the transactions provided for in this Agreement or the Ancillary Agreements.
          (d) Tax Matters. Seller and Purchaser will each (a) provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax return relating to the Business, any audit or other examination by any taxing Governmental Authority or any judicial or administrative proceeding with respect to Taxes relating to the Business and (b) retain and provide the other with any records or other information which may be relevant to such return, audit, examination or proceeding.
     5.3 Solicitation of Other Purchasers. From the date hereof to the Closing Date, Seller will not, and will not permit or authorize any of its Affiliates, or its or their officers, directors, employees, representatives or agents to, directly or indirectly, (i) initiate, solicit, encourage, agree to or take any other action to facilitate or accept any inquiries, proposals or offers from, (ii) enter into any discussions or negotiations with or (iii) disclose any non-confidential information, or afford any access to its properties, books and records to any Person (other than Purchaser and its Affiliates and their representatives and advisors) in connection with the sale or other disposition of (w) the Acquired Assets or (x) the Business (whether directly or through the transfer of the Acquired Assets and Business into a separate subsidiary followed by the sale of that subsidiary), provided, that the foregoing shall not restrict any issuance of securities by Seller or any merger or consolidation involving Seller, it being agreed that no such issuance, merger or consolidation shall relieve Seller of its obligations under this Agreement.
     5.4 Inventory. Seller shall continue to store all Off-Site Inventory from and after the Closing through the expiration or termination of the Transition Services Agreement. During the term of the Transition Services Agreement, all orders for Products by Purchaser under the Transition Services Agreement will be first satisfied from the Off-Site Inventory in preference to manufacturing any new Products, and no fees will be payable under the Transition Services to the extent orders are satisfied from any finished goods which comprise the Off-Site Inventory. All remaining Off-Site Inventory upon expiration or termination of the Transition Services Agreement will be shipped to Purchaser (as directed by Purchaser) f.o.b. Seller’s facility as soon as practicable following such expiration or termination, at the expense of Purchaser. Prior to shipment of the Off-Site Inventory in accordance with this Section 5.4 or the Transition Services Agreement, Seller shall ensure that all such Off-Site Inventory is stored in a manner that clearly identifies it as property of Purchaser, and shall take such other actions as Purchaser shall reasonably request in order to protect Purchaser’s ownership interest in and to such Off-Site Inventory. In no event shall Seller sell, assign, or subject to any Lien any such Off-Site Inventory. Seller further agrees to cause all such Off-Site Inventory to be maintained and preserved in accordance with Seller’s established practices as applied immediately prior to the date of this Agreement in respect of the Business. Seller shall indemnify and hold harmless Purchaser for any loss or damage to, or any theft of, any of such Off-Site Inventory prior to shipment in accordance with this Section 5.4 or the Transition Services Agreement.
     5.5 Product Approvals. Seller shall, and shall cause its Affiliates to, cooperate with Purchaser and provide Purchaser with access to Seller’s regulatory personnel and information, data, analytical procedures and documentation (all to the extent then existing) necessary in order to permit Purchaser to obtain all registrations and other Product Approvals needed by Purchaser, its Affiliates and its and their customers to sell or resell the Products in each jurisdiction in the Territory where Seller and its Affiliates currently sell Products of the Business. Prior to receipt of all such required registrations and other Product Approvals, and while such registrations and other Product Approvals are pending, to the extent permitted by applicable Legal Requirements, Seller will provide, or cause its Affiliates to provide, Purchaser with all subregistrations and other Approvals needed in order to permit the sale or resale of the Products by Purchaser for FTG Applications or Plastic Facia Applications in each jurisdiction in the Territory where Seller and its Affiliates currently sell Products of the Business in accordance with applicable Legal Requirements and otherwise permit, in each case to the extent permitted by applicable Legal Requirements, Purchaser to sell Products pursuant to rights granted under Seller’s Product Approvals, in each case, until the last to occur of (x) the date that is 180 days from the Closing Date and (y) the date the relevant Governmental Authority acts on the request for such registrations and other Product Approvals.
     5.6 Notification of Certain Matters. Seller will promptly deliver notice to Purchaser in writing of any specific event or circumstance of which it has Knowledge, or of which it receives notice, that (i) has had or could reasonably be expected to have, individually or in the aggregate, taken together with other events or circumstances, a Material Adverse Effect, or (ii) has resulted or could reasonably be expected to result in any of the conditions to Purchaser’s obligations to consummate the transactions contemplated by this Agreement not being satisfied. Purchaser will promptly deliver notice to Seller in writing of any specific event or circumstance of which it has knowledge, or of which it receives notice, that has resulted or could reasonably be expected to result in any of the conditions to Seller’s obligations to consummate the transactions contemplated by this Agreement not being satisfied.
     5.7 Covenants Relating to the China Acquired Assets.
          (a) If, on the Closing Date, the China Transfer Requirements shall not have been satisfied, Purchaser and Seller shall still proceed to consummate the Closing; provided, however, (A) the Acquired Assets related to the China Business (as defined below) (the “China Acquired Assets”) will be deemed to constitute Excluded Assets, all liabilities and obligations related to the China Business (the “China Liabilities”) will be deemed to constitute Excluded Liabilities and (B) the Purchase Price will be reduced by $4,000,000 (such amount, the “China Purchase Price”). Prior to a Delayed Closing (as defined below), (1) Seller shall continue to own and operate the portion of the Business conducted in the People’s Republic of China (the “China Business”) and (2) all covenants and agreements contained in this Agreement which by their terms apply to periods between the date of this Agreement through the Closing (notwithstanding the Closing with respect to the rest of the Business), shall apply in respect of the China Business, the China Assets, the China Liabilities and the Business Employees of the China Business (“China Employees”) mutatis mutandis (including for such purposes that references therein to (x) “Business” shall be deemed to refer to the China Business, (y) the “Acquired Assets” shall be deemed to refer to the China Assets and (z) the “Business Employees” shall be deemed to refer to the China Employees.
          (b) A subsequent closing (the “Delayed Closing”) with respect to the China Business shall occur as soon as reasonably practicable after the satisfaction of the China Transfer Requirements. At the Delayed Closing, (i) Seller shall convey the China Acquired Assets to

Purchaser, free and clear of all Liens, (ii) Purchaser shall pay to Seller an amount equal to the China Purchase Price by wire transfer of immediately available funds to an account designated by Seller and (iii) Purchaser shall assume as of the Delayed Closing the Assumed Liabilities related to the China Business (the “China Assumed Liabilities”). In addition, at the Delayed Closing, Seller shall deliver (or cause to be delivered) to Purchaser duly executed bills of sale for the China Acquired Assets, and such endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form and substance reasonably satisfactory to Purchaser, to transfer to Purchaser all right, title and interest of Seller and its Affiliates in and to the China Acquired Assets as provided herein, and Purchaser shall deliver (or cause to be delivered) to Seller an instrument of assumption, in form and substance reasonably satisfactory to Seller, duly executed by Purchaser, pursuant to which Purchaser assumes the China Assumed Liabilities. The parties agree that if a Delayed Closing occurs, notwithstanding anything to the contrary contained herein or in the Ancillary Agreements, (x) all of the covenants and agreements contained in Article XII which by their terms apply to the China Employees shall apply in respect of the China Employees, provided that solely for such purposes references therein to (A) “Business Employees” shall be deemed to refer to China Employees and (B) the “Closing” and “Closing Date” shall be deemed to refer to the “Delayed Closing” and the “date the Delayed Closing occurs” and (y) Seller shall provide or cause to be provided the transitions services related to the China Business described in the Transition Services Agreement upon the terms and conditions set forth therein commencing on the date of the Delayed Closing. If a Delayed Closing shall not occur prior to December 31, 2008, then this Section 5.7 shall automatically terminate and become null and void, provided that clause (A) of Section 5.7(a) shall permanently apply to the China Acquired Assets and China Liabilities.
     5.8 EPO. Seller shall retain all right, title and interest to (i) EPO patent application 03808159.2, (ii) the EPO patent application to be filed prior to Closing based on PCT patent application US 2008/064847 and (iii) the EPO patent application to be filed prior to Closing based on U.S. patent application 11/953,502. Seller shall have the right, but not the obligation, to prosecute such EPO patent applications at its expense, provided that Seller shall promptly notify Purchaser if it determines not to prosecute any such EPO patent applications. If Seller chooses not to prosecute any such EPO patent applications, Purchaser shall have the right, but not the obligation, to prosecute such EPO patent applications at its expense. Seller shall, upon issuance of such patent application(s), assign all right, title, and interest to register any EPO patent issuing therefrom in those member states of the EPO in the Territory. Purchaser shall bear any expenses related to registering such EPO patents in those member states.
     5.9 Specified Matter. Seller will used reasonable best efforts to resolve the litigation described on Schedule 11.2(a)(iii) in a manner that does not impose adverse restrictions on the operation of the Business.
ARTICLE VI
ADDITIONAL COVENANTS
     6.1 Non-Solicitation of Employees. Seller agrees, to the maximum extent not in violation of applicable Legal Requirements, that for a period of three (3) years following the Closing (the “Non-Solicit Period”), it will not, nor will it permit any of its Affiliates to, directly or indirectly, solicit for employment or hire any Transferred Employee, who is or has been employed by Purchaser or any of its Affiliates, at, or at any time within one (1) year prior to, the time of the act of solicitation or hiring; provided, however, that Seller shall be permitted to continue the employment of the Merck Plan Employees pursuant to Section 12.2. Without limitation on such prohibition on hiring, general solicitation, such as through newspaper advertisements not directed at Transferred Employees, shall not be deemed to violate the prohibition on solicitation contained in this Section 6.1.
     6.2 Non-Competition. Seller agrees, to the maximum extent not in violation of applicable Legal Requirements, that during the five (5) year period following the Closing (the “Non-Compete Period”):
          (a) it will not, nor will it permit any of its Affiliates to, directly or indirectly (other than through Existing Distributors solely with respect to the Supplied Products) (i) engage (whether as owner, operator, shareholder, manager, consultant, strategic partner or otherwise) in the Business in the Territory, (ii) market or sell any products for FTG Applications in the Territory, (iii) market or sell any Supplied Products or products that compete with the Supplied Products to the Supplied Products Customers in the Territory or (iv) license, sell or transfer to any Person other than Purchaser and its Affiliates any Intellectual Property Rights or Technology for Use in the Business in the Territory;
          (b) in the case of the Dual Products, Seller and its Affiliates shall not sell such Dual Products to any Person (other than Purchaser and its Affiliates) that Seller and/or such Affiliate knows or reasonably believes intends to Use such Dual Products in the Territory for FTG Applications, and upon receiving notice of any such intent (or actual Use), shall cease sale of the relevant Dual Products to such Person; and
          (c) it will not, nor will it permit any of its Affiliates to, sell or otherwise transfer (i) Transferred Products or Dual Products to any Person outside the Territory that Seller and/or such Affiliates knows or reasonably believes intends to resell or transfer such Transferred Products or Dual Products to a Person or Persons for Use in the Territory in an FTG Application, or (ii) Supplied Products or products that compete with the Supplied Products to any Person (other than any Existing Distributor) that Seller and/or such Affiliates knows or reasonably believes intends to resell or transfer such Supplied Products or such products that compete with the Supplied Products to a Supplied Products Customer, and in each case upon receiving notice of any such intent (or actual Use), shall cease sale of the relevant Products to such Person.
Notwithstanding anything to the contrary contained herein, this Section 6.2 shall not prohibit Seller or any of its Affiliates from (i) fulfilling its obligations under the Distribution Agreement or the Transition Services Agreement, or (ii) holding less than five-percent (5%) of the capital stock of any corporation listed on any stock exchange if such stockholding does grant any preference or other special rights and/or influence on the management of such corporation.
     6.3 Unenforceability; Severability; Specific Performance.
          (a) It is the desire and intent of the parties hereto that the restrictions contained in Sections 6.1 and 6.2 shall be enforced to the fullest extent permitted under the Legal Requirements of each jurisdiction in which enforcement is sought. If any court determines that any provision included in Sections 6.1 or 6.2 is unenforceable, such court will have the power to reduce the duration or scope of such provision, as the case may be, or terminate such provision and, in reduced form, such provision shall be enforceable; it is the intention of the parties hereto that the foregoing restrictions shall not be terminated, unless so terminated by a court, but shall be deemed amended to the extent required to render them valid and enforceable, such amendment to apply only with respect to the operation of this Agreement in the jurisdiction of the court that has made the adjudication.
          (b) Each of the covenants contained in Sections 6.1 and 6.2 shall be construed as a series of separate covenants, (i) in the case of Section 6.1, one for each one-year period of the Non-Solicit Period and (ii) in the case of Section 6.2, one for each country, one for each state, province or other political subdivision included in each such country, one for each county and city included within each such state, province or other political subdivision, and, for each such country, state, province or other political subdivision, county or city, and one for each one-year period of the Non-Compete Period.
          (c) Seller acknowledges and agrees that the restrictions contained in Sections 6.1 and 6.2 are a reasonable and necessary protection of the immediate interests of Purchaser, and any violation of these restrictions would cause substantial injury to Purchaser and that Purchaser would not have entered into this Agreement without receiving the additional consideration offered by Seller in binding itself and its Affiliates to these restrictions. In the event of a breach or a threatened breach by Seller or any of its Affiliates of these restrictions, Purchaser will be entitled to an injunction restraining Seller or such Affiliate from such breach or threatened breach without the necessity of (i) proving the inadequacy as a remedy of money damages or (ii) posting a bond or other surety; provided, however, that the right to injunctive relief will not be construed as prohibiting Purchaser from pursuing any other available remedies, whether at law or in equity, for such breach or threatened breach.
ARTICLE VII
THE CLOSING
     7.1 Date and Time. The closing of the transactions contemplated hereunder (the “Closing”) will take place at the New York offices of Hughes Hubbard & Reed LLP, at 10:00 a.m., Eastern Standard Time, on the earlier to occur of (i) October 5, 2008 (provided that all of the conditions required to be satisfied or waived pursuant to Articles VIII and IX have been satisfied or waived (other than those requiring the delivery of a certificate or other documents or the taking of other action at the Closing)) or (ii) the second (2nd) Business Day after the satisfaction or waiver of the last of the conditions required to be satisfied or waived pursuant to Articles VIII and IX (other than those requiring the delivery of a certificate or other documents or the taking of other action at the Closing), or such other date and such other place as may be mutually agreed upon by Purchaser and Seller. The date on which the Closing occurs is referred to herein as the “Closing Date.” The Closing shall be deemed to be effective between the parties as of 12:01 a.m. (E.S.T.) on the Closing Date.
     7.2 Seller’s Closing Documents. At the Closing, Seller shall deliver (or cause to be delivered) to Purchaser the following instruments and documents:

          (a) duly executed bills of sale for the Acquired Assets, and such endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form and substance reasonably satisfactory to Purchaser, to transfer to Purchaser all right, title and interest of Seller and its Affiliates in and to the Acquired Assets as provided herein; a limited warranty deed in respect of the Owned Real Property in proper form for recording and such customary affidavits and other documents required of sellers of real property in the State of Michigan by Purchaser’s title company (being Chicago Title Insurance Company or another national title insurance company selected by Purchaser in its sole discretion reasonably exercised) in order to issue a title insurance policy and any desired endorsements to a title policy that are customarily underwritten based on information provided by a seller, including, without limitation, a creditor’s rights fact sheet, an owner’s affidavit, gap indemnity and proof of authority; such disclosures and reports as are required of a seller by applicable state and local law in connection with the conveyance of real property, including, without limitation, a real estate transfer tax valuation affidavit (if the valuation is not disclosed on the deed);
          (b) a distribution agreement, pursuant to which Seller will supply the Supplied Products to Purchaser for resale to the Supplied Products Customers in the Territory and other customers who purchase products for FTG Applications, substantially in the form of Exhibit D (the “Distribution Agreement”), duly executed by Seller;
          (c) a transition services agreement, substantially in the form of Exhibit E (the “Transition Services Agreement”), duly executed by Seller;
          (d) U.C.C. termination statements, mortgage lien releases (or pay-off statements from the mortgage holder if the lien of the mortgage is to be satisfied out of closing proceeds and if Purchaser’s title insurance company (being Chicago Title Insurance Company or another national title insurance company selected by Purchaser in its sole discretion reasonably exercised) is willing to accept such pay-off statement in order to insure title to the Owned Real Property free of such lien) and other appropriate releases, in form and substance satisfactory to Purchaser, with respect to all recorded or otherwise filed Liens in the Acquired Assets;
          (e) duly executed instruments of assignment to Purchaser of all patents, patent applications, trademarks and trademark applications included in the Transferred Intellectual Property, suitable for filing in the PTO or the appropriate governmental office in other jurisdictions;
          (f) duly executed instruments of assignment to Purchaser of all domain names and website addresses included in the Acquired Assets;
          (g) a duly executed certificate that Seller is not a foreign person subject to withholding under section 1445 of the Code;
copies of all Consents and Approvals obtained or made in connection with the consummation of the transactions contemplated hereby;
          (h) copies of resolutions adopted by the Board of Directors of Seller, certified as of the Closing Date by the Secretary of Seller, approving the execution and delivery of this

Agreement, the Ancillary Agreements to be executed and delivered by Seller and the performance by Seller of its obligations hereunder and thereunder;
          (i) the certificate required by Section 8.3, duly executed by a senior executive officer of Seller;
          (j) a license agreement substantially in the form of Exhibit F (the “License Agreement”), duly executed by Seller; and
          (k) such other documents or instruments as Purchaser reasonably requests to effect the transactions contemplated hereby.
     7.3 Purchaser’s Closing Documents. At the Closing, Purchaser shall pay to Seller an amount equal to the Purchase Price by wire transfer of immediately available funds to an account designated by Seller at least one (1) Business Days prior to the Closing. Purchaser shall at the Closing deliver to Seller the following instruments and documents:
          (a) an instrument of assumption, in form and substance reasonably satisfactory to Seller, duly executed by Purchaser, pursuant to which Purchaser assumes the Assumed Liabilities;
          (b) the Distribution Agreement, Transition Services Agreement and License Agreement, duly executed by Purchaser;
          (c) copies of resolutions adopted by the Board of Directors of Purchaser, certified as of the Closing Date by the Secretary of Purchaser, approving the execution and delivery of this Agreement, the Ancillary Agreements to be executed and delivered by Purchaser and the performance by Purchaser of its obligations hereunder and thereunder; and
          (d) the certificate required by Section 9.1, duly executed by a senior executive officer of Purchaser.
ARTICLE VIII
CONDITIONS TO OBLIGATIONS OF PURCHASER
     The obligations of Purchaser under this Agreement to consummate the Closing are subject to the satisfaction at or prior to the Closing of the following conditions (each of which may be waived in whole or in part by Purchaser without prejudice to the rights of Purchaser under Article XI hereof or otherwise):
     8.1 Material Adverse Effect. Between December 31, 2007 and the Closing Date, there shall have been no change, event or occurrence that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     8.2 Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct as of the Closing Date with the same effect as though such representations and warranties had been made at and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the

Closing Date (which need only be true and correct as of such date or time); provided, however, that this condition shall be conclusively deemed to have been satisfied notwithstanding the existence of any breaches of any representations or warranties that have not had, or could not reasonably be expected to have, a Material Adverse Effect.
     8.3 Covenants. Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Seller at or prior to the Closing, other than the covenants and agreements contained in Section 7.2, which shall be performed and complied with in all respects. At the Closing, Seller shall have each furnished to Purchaser a certificate dated the Closing Date, and signed by a senior executive officer of Purchaser to the effect that the conditions set forth in Section 8.2 and this Section 8.3 have been satisfied.
     8.4 HSR. All applicable waiting periods under the HSR Act shall have expired or been terminated.
     8.5 No Action or Injunction. At the Closing, no Action shall be pending that, if sustained, could reasonably be expected to enjoin or prevent in whole or in part the consummation of the transactions contemplated by this Agreement, or result in the award to any Person (other than Purchaser or its Affiliates) of substantial damages in connection therewith payable by Purchaser or its Affiliates. There shall be in effect no order or injunction of any Governmental Authority of competent jurisdiction restraining or prohibiting the transactions contemplated hereby.
ARTICLE IX
CONDITIONS TO OBLIGATIONS OF SELLER
     The obligations of Seller under this Agreement to consummate the Closing are subject to the satisfaction at or prior to the Closing of the following conditions (each of which may be waived in whole or in part by Seller without prejudice to the rights of Seller under Article XI hereof or otherwise):
     9.1 Representations, Warranties and Covenants. Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects, except that representations and warranties qualified by materiality shall be true and correct in all respects, in each case as of the Closing Date with the same effect as though such representations and warranties had been made at and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct as of such date or time). Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing, other than the covenants and agreements contained in Section 7.3, which shall be performed and complied with in all respects. At the Closing, Purchaser shall have each furnished to Seller a certificate dated the Closing Date, and signed by a senior executive officer of Purchaser to the effect that the conditions set forth in this Section 9.1 have been satisfied. At the Closing, Purchaser shall have each furnished to Seller a certificate dated the Closing Date, and signed by a senior executive officer of Purchaser to the effect that the conditions set forth in this Section 9.1 have been satisfied.
     9.2 HSR. All applicable waiting periods under the HSR Act shall have expired or been terminated.
     9.3 No Action or Injunction. At the Closing, no Action shall be pending that, if sustained, could reasonably be expected to enjoin or prevent in whole or in part the consummation of the transactions contemplated by this Agreement, or result in the award to any Person (other than Seller or its Affiliates) of substantial damages in connection therewith payable by Seller or its Affiliates. There shall be in effect no order or injunction of any Governmental Authority of competent jurisdiction restraining or prohibiting the transactions contemplated hereby.
ARTICLE X
TERMINATION
     10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time on or prior to the Closing Date:
          (a) by the written consent of Purchaser and Seller;
          (b) by Purchaser or Seller by giving written notice to the other party hereto, if a permanent or preliminary injunction has been issued restraining or prohibiting in any material respect the transactions contemplated hereby;
          (c) by Purchaser by giving written notice to Seller, if any of the conditions set forth in Article VIII of this Agreement have become incapable of fulfillment (other than as a result of action or inaction taken by Purchaser in contravention of this Agreement);
          (d) by Seller by giving written notice to Purchaser, if any of the conditions set forth in Article IX of this Agreement have become incapable of fulfillment (other than as a result of action or inaction taken by Seller in contravention of this Agreement); or
          (e) by Purchaser or Seller by giving written notice to the other party hereto, if the Closing has not taken place on or before October 15, 2008 (other than as a result of action or inaction by the party seeking to terminate this Agreement) in contravention of this Agreement.
     Upon the termination of this Agreement pursuant to this Section 10.1, except for the obligations contained in this Section 10.1, Section 13.1, the representations and warranties contained in Sections 3.19 and 4.3 hereof and the obligations contained in Article XI hereof (to the extent relating to Sections 3.19 and 4.3, this Section 10.1 and Section 13.1), which will survive any termination of this Agreement, this Agreement shall forthwith become null and void, and no party hereto or any of its Affiliates, officers, directors, employees, agents, consultants, shareholders, members or principals shall have any rights or Liabilities hereunder or with respect hereto; except that nothing contained herein shall relieve any party from Liability for (i) any breach or inaccuracy of any representation or warranty contained herein or (ii) any failure to comply with any covenant or agreement contained herein, including the obligation of each party to consummate the Closing (subject to the respective conditions of the parties set forth herein), and the provisions of Article XI hereof shall in each such case survive any termination of this Agreement with respect to any such breach, inaccuracy or failure.
ARTICLE XI
INDEMNIFICATION
     11.1 Survival. The representations, warranties, covenants and agreements contained in or made pursuant to this Agreement will indefinitely survive (and not be affected in any way by) the Closing or any investigation and inquiry made (or omitted) by or on behalf of Purchaser or its representatives or any information that any party or their representatives may receive, except that (a) the representations and warranties contained in Articles III and IV (other than those contained in Sections 3.1, 3.2, 3.5(a), 3.5(d), 3.12, 3.13, 3.19, 4.1, 4.2 and 4.3 (the “Specified Representations”)) shall terminate on the date that is two (2) years following the Closing Date, (b) each representation and warranty set forth in Section 3.13 shall terminate upon the expiration of the statute of limitation applicable to the matter to which such representation or warranty relates, and (c) any right of any Purchaser Indemnified Party to indemnification for Other Environmental Liabilities shall terminate on the date that is 7 years following the Closing Date; provided, however, that such representations, warranties, covenants and rights of indemnification shall survive to the extent a claim for indemnification or other claim based upon, resulting from or arising out of a breach or inaccuracy of such a representation and warranty or under such covenants or rights of indemnification is made prior to such date until such claim is finally resolved.
     11.2 Seller’s Indemnification Obligation. Seller shall indemnify and hold harmless Purchaser and its Affiliates and the respective directors, officers and employees of the foregoing Persons (“Purchaser Indemnified Parties”) from and against:
          (a) any and all Losses which are imposed on, incurred by or asserted against any one or more of the Purchaser Indemnified Parties, (i) based upon, resulting from or arising out of any (x) breach or inaccuracy of any representation or warranty as if made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which shall be made for this purpose on and as of such date or time) or (y) breach of any agreement or covenant, in each case of clauses (x) and (y) made by Seller in or pursuant to this Agreement, (ii) constituting, based upon, resulting from or arising out of (x) Retained Liabilities, or (y) subject to the time limitation set forth in Section 11.1(c) and the procedures set forth in Section 11.6, Other Environmental Liabilities or (iii) subject to Seller’s right to defend against such Action pursuant to Section 11.4, as a result of, relating to or arising from any Action brought against any one or more of the Purchaser Indemnified Parties related to the facts and circumstances that are the subject of the litigation listed on Schedule 11.2(a)(iii) (it being agreed that notwithstanding Section 11.5(c) and for purposes of this clause (iii) only, Losses that may be claimed by Purchaser (subject to proof by Purchaser) shall include lost profits resulting from Purchaser’s inability, due to such Action, to sell Products to any Persons that were customers of the Business prior to Closing and that were the subject of such Action; and

          (b) any cost or expense (including settlement costs and reasonable attorneys’, accountants’ and experts’ fees and court costs) incurred by Purchaser Indemnified Parties in connection with any of the foregoing (including any reasonable cost or expense incurred by Purchaser Indemnified Parties in enforcing their rights pursuant to this Section 11.2).
Without limitation of clause (a)(i) above, claims for indemnification under clause (a)(ii) (and, to the extent related to such claims, clause (b)) above may be made notwithstanding any matter disclosed on any Schedule hereto and regardless of whether or not the matter giving rise to such claims would constitute a breach of a representation and warranty made in Article III hereof. No Purchaser Indemnified Party shall be required to make any claim or demand against any other Person prior to the making of any claim or demand for indemnification or at any other time.
     11.3 Purchaser’s Indemnification Obligation. Purchaser shall indemnify and hold harmless Seller and its Affiliates and the respective directors, officers and employees of the foregoing Persons (“Seller Indemnified Parties”) against:
          (a) any and all Losses which are imposed on, incurred by or asserted against any one or more of the Seller Indemnified Parties, (i) based upon, resulting from or arising out of any (x) breach or inaccuracy of any representation or warranty as if made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which shall be made for this purpose on and as of such date or time) or (y) breach of any agreement or covenant, in each case of clauses (x) and (y) made by Purchaser in or pursuant to this Agreement, or (ii) constituting, based upon, resulting from or arising out of Assumed Liabilities; and
          (b) any cost or expense (including settlement costs and reasonable attorneys’, accountants’ and experts’ fees and court costs) incurred by Seller Indemnified Parties in connection with the foregoing (including any reasonable cost or expense incurred by Seller Indemnified Parties in enforcing their rights pursuant to this Section 11.3).
No Seller Indemnified Party will be required to make any claim or demand against any other Person prior to the making of any claim or demand for indemnification or at any other time.
     11.4 Procedure for Indemnification Claims.
          (a) Any claim for indemnification under Sections 11.2 or 11.3 will be made in accordance with this Section 11.4. Purchaser Indemnified Parties and Seller Indemnified Parties are referred to herein as “Indemnified Parties,” and the Persons from whom indemnification may be sought pursuant to Sections 11.2 and 11.3 are referred to herein as “Indemnifying Parties.”
          (b) In the case of any claim for indemnification under Sections 11.2 or 11.3 arising from a claim of a third Person, the Indemnified Party will give the Indemnifying Party notice of such claim within twenty (20) days following the Indemnified Party’s receipt of such claim, provided that the failure to notify or a delay in notifying an Indemnifying Party as provided in this sentence will not relieve the Indemnifying Party of its obligations pursuant to Section 11.2 or 11.3, as applicable, except to the extent the Indemnifying Party is prejudiced by such failure or delay. If at any time an Indemnified Party determines to assert a right to indemnification hereunder in respect of any other matter, the Indemnified Party will give to the Indemnifying Party written notice of such determination.
          (c) Within fifteen (15) days after receipt of any notice referred to in paragraph (b) above, the Indemnifying Party will, either, (i) acknowledge in writing its responsibility in accordance with the terms of this Agreement for all or part of such matter for which indemnification is sought under this Article XI, and pay or otherwise satisfy the portion of such matter as to which responsibility is acknowledged or take such other action as is satisfactory to the Indemnified Party to provide security for the performance of its obligations hereunder and/or (ii) give written notice to the Indemnified Party of its intention to dispute or contest all or part of such responsibility. Upon delivery of such notice of intention to contest, the parties will negotiate in good faith to resolve as promptly as possible any dispute as to responsibility for, or the amount of, any such matter.
          (d) Each party hereto shall cooperate in good faith with, make its relevant files and records available for inspection and copying by, and make its employees reasonably available and otherwise render reasonable assistance to, the other party in its defense of any such claims. Each Indemnifying Party shall have the right, at its sole expense, to control the defense of any claim brought by any third Person (as to which indemnification is sought pursuant to this Article XI) with counsel of such Indemnifying Party’s choice that is reasonably satisfactory to the Indemnified Party, and shall have the right to settle or otherwise protect against the imposition of liability with respect to such claim, in each case if such Indemnifying Party shall have taken the action described in clause (i) of the first sentence of Section 11.4(c) with respect to such claim; provided, however, that:
     (i) the Indemnified Parties shall be entitled to participate in the defense of such claim and to employ counsel at their own expense to assist in the handling of such claim and shall have the right, but not the obligation, to assert any and all cross-claims and counterclaims they may have;
     (ii) such Indemnifying Party shall obtain the prior written approval of each Indemnified Party before entering into any settlement of any such claim or ceasing to defend against any such claim, if pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief would be imposed against such Indemnified Party or its Affiliates or (if such Indemnified Party is a Purchaser Indemnified Party) such settlement or cessation could reasonably be expected to have a material adverse effect upon the Business, or;
     (iii) such Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all Liability in respect of such claim; and
     (iv) at the election of the Indemnified Party, such Indemnifying Party and Indemnified Party shall have joint control over the defense or settlement of any such claim, each party to employ counsel at its own expense, to the extent such claim seeks an order, injunction or other equitable relief against such Indemnified Party or, if such

Indemnified Party is a Purchaser Indemnified Party, to the extent such claim (x) could reasonably be expected to have an adverse effect upon the business of Purchaser, its Affiliates or the Business or (y) involves Liability of Purchaser or any Affiliates for Taxes.
          (e) In the event the Indemnifying Party shall fail to defend, contest or otherwise protect against the imposition of any such damages as to any such claim, the Indemnified Party shall have the right, but not the obligation, to defend, contest or assert any cross claim or counterclaim or otherwise protect against such claim and may make any compromise or settlement thereof and recover from and be indemnified by the Indemnifying Party for the entire reasonable cost thereof, including from legal expenses, disbursements and all amounts paid as a result of such matter. If the Indemnifying Party does not take the action described in clause (i) of the first sentence of Section 11.4(c) with respect to a claim, the Indemnified Party shall, without limitation of its rights under this Article XI, retain sole control over the defense or settlement of such claim.
          (f) The parties acknowledge and agree that the foregoing indemnification provisions in this Article XI shall be the exclusive remedy of the parties with respect to (x) any breach or inaccuracy of any of the representations or warranties contained in or made pursuant to this Agreement or (y) any Losses or Liabilities related to Environmental Liabilities or Remedial Actions with respect to the Owned Real Property, except that nothing in this Agreement shall be deemed to limit any party’s rights or remedies in the event that the other party has committed fraud or other intentional acts in connection therewith.
     11.5 Limitations on Indemnification.
          (a) Notwithstanding any other provision herein to the contrary, (i) Seller shall not be responsible pursuant to Section 11.2(a)(i)(x) for Losses based upon, resulting from or arising out of the breach or inaccuracy of representations and warranties made by Seller pursuant to this Agreement (other than the Specified Representations) (for which purposes Losses with respect to related matters will be aggregated) until the cumulative aggregate amount of the Losses with respect to such matter or related matters or matters arising out of the same facts or circumstances exceeds $25,000 (the “Threshold Amount”), in which case the amount of all such Losses (without regard to the Threshold Amount) shall be included for purposes of computing the Losses that are indemnifiable hereunder and applicable against the Basket Amount pursuant to clause (ii) below, and (ii) Seller shall not be required to indemnify Purchaser Indemnified Parties under Section 11.2(a)(i)(x) for Losses of the Purchaser Indemnified Parties based upon, resulting from or arising out of the breach or inaccuracy of representations and warranties made by Seller pursuant to this Agreement (other than the Specified Representations) until the aggregate amount of all such Losses of the Purchaser Indemnified Parties for which indemnification would otherwise be available under Section 11.2(a)(i)(x) exceeds $1,500,000 (the “Basket Amount”), after which Seller will be obligated to indemnify Purchaser Indemnified Parties for only that portion of such Losses that exceed the Basket Amount.
          (b) Notwithstanding any other provision herein to the contrary, (i) the cumulative aggregate indemnity obligations of Seller under Section 11.2(a)(i)(x) for Losses based upon, resulting from or arising out of the breach or inaccuracy of representations and warranties made by Seller pursuant to this Agreement (other than the Specified Representations) shall in no event exceed $26,875,000.
          (c) In no event shall either party be liable to the other for any special, exemplary, punitive (whether arising under contract or tort, or any other legal theory), incidental or consequential damages, including economic loss, lost profits or business interruption, except to the extent such damages constitute Retained Liabilities (if the Indemnifying Party is Seller) or Assumed Liabilities (if the Indemnifying Party is Purchaser) and are payable by an Indemnified Party to a third party.
     11.6 Procedures for Environmental Claims. As to any indemnification claim under Article XI related to an Environmental Liability or an alleged breach of any representation or warranty obtained in Section 3.15 or otherwise involving the conduct of a Remedial Action, the following provisions shall apply (in addition to Sections 11.4 and 11.5, where applicable, it being understood and agreed that any inconsistencies between Section 11.4 and this Section 11.6 shall be resolved in favor of this Section 11.6):
          (a) The Indemnified Party shall not perform or allow, with respect to any Owned Real Property, any physically invasive tests of soil, groundwater or other environmental media, and the Losses or other costs and expenses otherwise recoverable hereunder shall not include any amounts caused by or resulting from such tests; provided, however, that this limitation shall not apply if such test is (i) required by Legal Requirements related to Hazardous Materials or Remedial Actions, (ii) required by a Governmental Authority with jurisdiction over Hazardous Materials or Remedial Actions, (iii) necessary in connection with any claim brought by an unaffiliated third party or (iv) necessary in connection with a bona fide expansion of the facility or site. The parties agree that an Indemnified Party shall not take any affirmative action to solicit from any Governmental Authority any request, order, directive or other mandate to conduct any such tests. To the extent that any such tests are required pursuant to the proviso of the first sentence of this Section 11.6(a), the Indemnified Party will notify the Indemnifying Party in advance of such tests and permit the Indemnifying Party, at its expense, to obtain split or duplicate samples.
          (b) To the extent known, the notice of claim provided by the Indemnified Party under Section 11.4 shall describe any Remedial Actions believed to be necessary to satisfy the claim. The rights and obligations of the Indemnifying Party and the Indemnified Party to conduct or perform any Remedial Actions shall be equivalent to those applying to third party claims under Section 11.4(d) unless the Remedial Actions would be conducted, in whole or part, on, at or under the Owned Real Property. If the Remedial Action would be conducted, in whole or part, on, at or under the Owned Real Property and the Seller is the Indemnifying Party, then the Seller shall retain an Environmental Consultant to prepare a written report containing a scope of work for the Remedial Action consistent with the requirements of this Section 11.6 and submit the report to Purchaser. Purchaser shall reasonably and in good faith cooperate with the Seller and the Environmental Consultant in the preparation of the written report, including by providing access to the Owned Real Property, which shall not unreasonably interfere with Purchaser’s ongoing operations. Purchaser will notify Seller if it disagrees with all or any portion of the Remedial Action scope of work contained in the written report of the Environmental Consultant and Purchaser and Seller shall negotiate in good faith to try and resolve any disagreement with respect to such Remedial Action scope of work. Regardless of whether Purchaser and Seller are able to resolve any disagreement with respect to such Remedial Action scope of work, following submission of such Remedial Action scope of work to Purchaser, Purchaser shall have the right to control any Remedial Action to be conducted, in whole or part, on, at or under the Owned Real Property consistent with the requirements of this Section 11.6, including the selection of consultants, contractors, experts and advisors and the conduct of any negotiations, proceedings, meetings or other communication with any Governmental Authority.
          (c) In connection with the performance of any Remedial Action, the party conducting the Remedial Action (whether the Indemnifying Party or the Indemnified Party) shall (A) use reasonable best efforts to consult with the other party in good faith prior to conducting any Remedial Action, (B) provide copies of material, non-privileged documents to the other party and a reasonable opportunity for the other party to comment on such documents prior to submission to any third party, (C) keep the other party reasonably informed relating to the progress of the Remedial Action, (D) allow the other party to observe, at the other party’s expense, any communications, meetings or proceedings involving a Governmental Authority or any third party, (E) permit the other party and its representatives, at their own expense, to observe any Remedial Action, and (F) select counsel, contractors, consultants and other representatives of recognized standing and competence.
          (d) Any Remedial Action performed by the Indemnified Party shall be performed in a Commercially Reasonable Manner, except that the Indemnified Party may perform a Remedial Action that is more expensive than a Commercially Reasonable Manner if the Indemnified Party bears the incremental costs and expenses.
          (e) The Losses or other costs and expenses recoverable shall not include amounts associated with (i) the Indemnified Party’s failure to maintain an institutional control or environmental land use control established on the Owned Real Property in connection with a Remedial Action; (ii) the use of any Owned Real Property for any non-industrial use; or (iii) internal personnel costs.
     11.7 Adjustment. Any payment made by Seller or Purchaser pursuant to this Article XI will be deemed an adjustment to the Purchase Price.
ARTICLE XII
EMPLOYEE MATTERS
     12.1 Continued Employment. Except as otherwise provided in Section 12.12, Purchaser (or its Affiliates) may (but shall not be required) to offer employment to each of the Business Employees, such employment to be effective as of immediately following the Closing Date or, in the case of any Business Employee on leave of absence on the Closing Date whether due to short-term disability, family leave, maternity leave, long-term disability or other leave (“Inactive Business Employee”), effective on the date such Inactive Business Employee is able to return to active employment so long as the date is within 12 months of the Closing Date. Prior to the Closing, neither Seller nor its officers or directors shall, either directly or indirectly, induce or encourage any of the Business Employees to decline Purchaser’s offer of employment or become employed by Seller. Seller shall not offer employment to, or continue the employment of, any Business Employee who does not accept Purchaser’s offer of employment for a period of six (6) months following the Closing Date. Such Business Employees who accept any such offer of employment and become employees of Purchaser immediately following the Closing or upon return to active employment, as the case may be, shall be referred to herein as “Transferred Employees,” and the Transferred Employees employed in the United States shall be referred to as “US Transferred Employees.” Nothing in this Agreement shall obligate Purchaser to continue the employment of any Transferred Employee after the Closing.
     12.2 Employee Benefits. Except as otherwise provided in the Transition Services Agreement or in this Article XII, the Transferred Employees shall cease active participation in the Benefit Plans effective as of the Closing Date and shall commence participation in certain benefit plans established or maintained by Purchaser or its affiliates (“Purchaser Benefit Plans”) in accordance with the terms of such plans, provided, however, that (i) each of the Transferred Employees listed on Schedule 12.2 who is hired as an employee of Purchaser following the Closing (collectively, the “Merck Plan Employees”) may also continue to be an employee of Seller to the extent necessary to remain eligible for the Benefit Plans set forth on Schedule 12.2 (the “Merck Plans”) (but such continuation of employment shall not affect such Merck Plan Employees’ status as Transferred Employees under this Agreement) and (ii) the Inactive Business Employees shall remain in the Benefit Plans in accordance with the terms of such plans and until their active employment with Purchaser begins whereupon they shall commence participation in Purchaser Benefit Plans.
     12.3 Employee Liabilities. Except as otherwise expressly provided in this Article XII, Seller shall be responsible for, covenants to pay or otherwise discharge, and shall indemnify and hold harmless, Purchaser against any Liability or claim (including reasonable attorney’s fees) relating to or arising out of (i) any Benefit Plan or the Merck Plans, (ii) the employment of any Transferred Employees with respect to periods of employment prior to the Closing, (iii) the employment or termination of employment of any current or former employee of the Business who is not a Transferred Employee, (iv) the employment or termination of any current or former Seconded Employees on or prior to the Closing, (v) the service or termination of service of any independent contractor, including any accrued payroll, bonus or incentive compensation, vacation pay, sick pay, termination pay, severance pay, pay-in-lieu-of-notice, notice requirements (including any notice requirements under the Worker Adjustment Retraining and Notification Act and the regulations thereunder) on or prior to the Closing, and (vi) unemployment benefits, workers compensation benefits, or any other benefits (whether or not under the Benefit Plans) to which any current or former employee of the Business (including any Transferred Employee) or independent contractor may be entitled as a result of his or her employment by Seller on or prior to the Closing Date, or the termination of such employment as a result of the transactions contemplated by this Agreement. For the avoidance of doubt, Purchaser shall be responsible for, covenants to pay and otherwise discharge, and shall indemnify and hold harmless, Seller against any Liability or claim (including reasonable attorney’s fees) relating to or arising out of the employment of the Merck Plan Employees following the Closing (other than with respect to Liabilities or claims arising from the Merck Plans).
     12.4 Vacation. Seller shall be responsible for, covenants to pay or otherwise discharge all accrued, unused vacation of the Transferred Employees as of the Closing Date.

     12.5 Credit for Service; Preexisting Conditions; Coordination. To the extent that service is relevant for purposes of eligibility and vesting (and, in order to calculate the amount of any vacation, sick days, severance, layoff and similar benefits, but not for purposes of pension benefit accruals) under any retirement plan, employee benefit plan, program or arrangement established or maintained by Purchaser for the benefit of the US Transferred Employees, such plan, program or arrangement shall credit such US Transferred Employees for service earned on and prior to the Closing with Seller, Seller’s Affiliates or any of their respective predecessors to the same extent such service was credited under the comparable plan, program or arrangement maintained by Seller for such US Transferred Employees. Purchaser shall waive limitations on benefits relating to any preexisting conditions of the US Transferred Employees and their eligible dependents. Purchaser shall also recognize, for purposes of annual deductible and out of pocket limits under its health plans, deductible and out of pocket expenses paid by the US Transferred Employees and their respective dependents under Seller’s health plans in the calendar year in which the Closing occurs.
     12.6 COBRA Coverage.
          (a) Seller shall provide continuation coverage required by COBRA to all employees and former employees of the Business and their covered beneficiaries who are entitled to COBRA with respect to “qualifying events” (as defined in section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA) which are incurred on or prior to the Closing Date and Seller agrees to pay and be responsible for all Liabilities, costs, expenses, Taxes and sanctions under section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA, and interest and penalties imposed upon, incurred by, or assessed against Purchaser or its Affiliates or Seller or its Affiliates that arise by reason of or relate to any such failure by Seller to comply with COBRA. Purchaser shall provide any COBRA coverage with respect to any US Transferred Employees and their covered beneficiaries who are entitled to COBRA coverage with respect to “qualifying events” that are incurred after the Closing Date under any group health plan of Purchaser in which US Transferred Employees participate.
          (b) With respect to the US Transferred Employees and their covered beneficiaries who have a COBRA “qualifying event” as a result of the transactions contemplated by this Agreement, Seller shall automatically provide continuation coverage required by COBRA for the period beginning on the Closing and ending on the last day of the year in which the Closing occurs (the “COBRA Transition Period”) under the group health plans (excluding any health or dependent care flexible spending account plans) maintained by Seller and its Affiliates that such US Transferred Employees and beneficiaries participated in prior to the Closing, and Purchaser shall pay Seller the premiums for such COBRA coverage for the COBRA Transition Period.
     12.7 Flexible Spending Accounts. To the extent that a Transferred Employee has not used all amounts deferred to a health or dependent care spending account plan as of the Closing Date, Seller shall transfer to Purchaser in cash any positive balance in such Transferred Employee’s health or dependent care flexible spending account as of the Closing Date.
     12.8 Employer Contributions. Seller shall timely make all contributions and payments (including premium payments) required to be paid with respect to any period through the Closing

Date under or with respect to any Benefit Plan. Seller shall fully vest or caused to be fully vested as of the Closing Date any amounts in the accounts of the Transferred Employees attributable to employer matching contributions or other employer contributions under any Benefit Plan.
     12.9 Bonus Plans. With respect to any Benefit Plan that is a bonus plan or a sales commission plan, Seller shall be responsible for, and covenants to pay or otherwise discharge, a pro rata portion of any bonus or commission that any Transferred Employee would have been paid had they remained an employee of Seller through the calendar year in which the Closing occurs, payable as soon as practicable following the Closing Date. For the avoidance of doubt the pro rata portion of any bonus or commission payable by Seller in respect of the calendar year in which the Closing occurs pursuant to this Section 12.9 shall be determined based on (x) in the case of commissions, the sales of Products by such Transferred Employee during the portion of such calendar year occurring prior to the Closing Date, and (y) in all other cases, the number of days in such calendar year occurring prior to the Closing Date.
     12.10 Retiree Medical. Seller shall retain responsibility for providing, and shall continue to provide, post-retirement medical benefits on terms and conditions substantially equivalent in duration, scope, value, participant cost, vesting and otherwise to those in effect on the Closing Date with respect to (i) Transferred Employees who have satisfied the eligibility requirements for post-retirement medical benefits as of the Closing Date and (ii) Transferred Employees who will satisfy the eligibility requirements for post-retirement medical as of the end of the calendar year in which the Closing Date occurs and subsequently become entitled to receive such benefits, in each case upon retirement from employment with Purchaser and its Affiliates.
     12.11 Seconded Employees. Purchaser agrees to provide Seller with the services of certain employees of Purchaser (as Seller shall determine and as initially set forth on Schedule 12.11) (the “Seconded Employees”) as of the Closing Date, as provided for in the Transition Services Agreement.
     12.12 Mexican Employees. Effective as of the Closing Date, Seller shall terminate, or shall cause Nalco de Mexico S. de R.L. de C.V. — Mexico (“Nalco Mexico”) to terminate, the employees listed on Schedule 12.12 (the “Mexican Employees”), in accordance with ordinary statutory severance payments and obligations applicable under the form of termination without cause in accordance with the Mexican Labor Law; and (i) shall fully indemnify Purchaser and its Affiliates and pay in full all compensation, fees, consideration, commissions, bonuses and other compensation, if any, due to the Mexican Employees or otherwise arising under the Mexican Labor Law or any policy, practice, agreement, contract, plan, program, or any other applicable law for termination by Seller or Nalco Mexico without cause, and (ii) shall indemnify Purchaser and its Affiliates for and from any claim by the Mexican Employees or by any labor or other competent authority, including, without limitation the (Instituto del Fondo Nacional de la Vivienda para los Trabajadores), the National Housing Fund Law (Ley del Instituto del Fondo Nacional de la Vivienda para los Trabajadores), the Mexican Social Security Institute (Instituto Mexicano del Seguro Social), derived from any past obligation during the time the Mexican Employees were employed by Seller or Nalco Mexico. Seller shall deliver to Purchaser at the Closing Date, copies of all documents which evidence termination of the Mexican Employees (finiquito), on terms and conditions satisfactory to Purchaser, including, without limitation, copies of evidence of payment. Effective immediately following the Closing Date, Purchaser or its Affiliates shall offer employment to the Mexican Employees, as new employees, without Purchaser or its Affiliates being liable for any past labor obligations of Seller or Nalco Mexico and without being considered an alternate employer (Patron Sustituto) under the terms of Article 41 of the Mexican Labor Law.
     12.13 General. Nothing in this Article XII or elsewhere in this Agreement shall be construed as (i) conferring any legal rights upon any Transferred Employee for continuation of employment by Purchaser or its Affiliates, (ii) obligating Purchaser with respect to any Business Employee, including any Transferred Employee in any manner for any payment upon discontinuation of employment by Purchaser, (iii) requiring Purchaser to implement, or limiting the rights of Purchaser to amend or discontinue, any fringe benefit plan, program or practice or any other employee benefit plan of any nature whatsoever, (iv) conferring upon any Transferred Employee or Business Employee any rights or remedies under this Agreement (including under this Article XII) or (v) entitling any Transferred Employee to any particular level of compensation or benefits.
     12.14 Cooperation. Upon request, Seller shall provide Purchaser, and Purchaser shall provide Seller, such documents, data and information as may reasonably be necessary to implement the provisions of this Article XII and to administer their respective benefit plans.
ARTICLE XIII
GENERAL PROVISIONS
     13.1 Expenses. Purchaser and its Affiliates, on the one hand, and Seller and its Affiliates, on the other hand, shall pay their own expenses (including the fees and expenses of their accountants, advisors, and counsel) in connection with negotiating, preparing, closing and carrying out this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. Any sales, use, value-added and other transfer Taxes and charges (any such Taxes and charges, “Transfer Taxes”) applicable to the sale and transfer to, and purchase by, Purchaser of the Acquired Assets will be paid one-half by Purchaser and one-half by Seller. Seller will cooperate with Purchaser in the preparation and filing of any certificates or other documents that may reduce or eliminate any such Transfer Taxes and any Tax returns required to be filed in connection with such Transfer Taxes. Purchaser and Seller shall each pay one-half of all filing fees relating to the transactions contemplated hereby due under the HSR Act and the AML.
     13.2 Notices. Any notice or other communication required or permitted to be given hereunder will be in writing and shall be delivered via an overnight courier such as Federal Express or delivered against receipt (including by confirmed facsimile transmission), as follows:
(a)	In the case of Purchaser, to:
Chemetall Corp.
c/o Rockwood Specialties, Inc.
100 Overlook Center
Princeton, NJ 08540

Telecopy: (609) 514-8722
Attn: General Counsel
with a copy to:
Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004
Telecopy: (212) 422-4726
Attn: James Modlin, Esq.
(b)	In the case of Seller, to:
Nalco Company
1601 West Diehl Road
Naperville, IL 60563
Telecopy: 630-305-2985
Attn: General Counsel
or to such other address as the party may have furnished in writing in accordance with the provisions of this Section 13.2. Any notice or other communication shall be deemed to have been given, made and received upon receipt. Any party may change the address to which notices are to be addressed by giving the other party notice in the manner herein set forth.
     13.3 Governing Law; Consent to Jurisdiction.
          (a) This Agreement shall be governed by the laws of the State of Illinois, without regard to any conflicts of law rules or principles that would result in the application of the laws of another jurisdiction.
          (b) Each party hereto hereby consents to, and confers nonexclusive jurisdiction upon, the courts of the State of Illinois and the Federal courts of the United States of America located in the State of Illinois, and appropriate appellate courts therefrom, over any Action arising out of or relating to this Agreement. Each party hereto hereby waives, and agrees not to assert, as a defense in any such Action that it is not subject to such jurisdiction or that such Action may not be brought or is not maintainable in said courts or that this Agreement may not be enforced in or by said courts or that its property is exempt or immune from execution, that such Action is brought in an inconvenient forum, or that the venue of such Action is improper. Service of process in any such Action may be served on any party anywhere in the world, whether within or without the State of Illinois, as provided in Section 13.2 herein.
     13.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute but one and the same instrument.
     13.5 Headings; Schedules; Exhibits. The headings, subheadings and captions in this Agreement, the Schedules and in any Exhibit or Schedule hereto or thereto are for reference purposes only and are not intended to affect the meaning or interpretation of this Agreement.

Disclosure of any fact, circumstance or matter in any Schedule hereto shall, should the existence of such fact, circumstance or matter be relevant to any other Schedule hereto, be deemed to be disclosed with respect to that other Schedule to the extent the relevance of such disclosure to such other Schedule is reasonably apparent. Any capitalized terms used in any Schedule hereto but not otherwise defined therein shall be defined as set forth in this Agreement.
     13.6 Entire Agreement. This Agreement and the Ancillary Agreements (including the Preambles, Recitals, Exhibits and Schedules of this Agreement and of each of the Ancillary Agreements, which shall be incorporated into and form a part of this Agreement or the Ancillary Agreements, as applicable) contain the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all negotiations, prior discussions, agreements, arrangements, and understandings, written or oral, relating to the subject matter of this Agreement (including the Confidentiality Agreement, which will terminate upon occurrence of the Closing with respect to information related to the Business but will otherwise remain in effect in accordance with its terms), and there are no other covenants, provisions, agreements, representations or warranties, whether written or oral, among the parties hereto.
     13.7 Third-Party Beneficiaries. Except as provided in Article XI, this Agreement is not intended to confer upon any other Person any rights or remedies hereunder.
     13.8 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party without the prior written consent of the other party. Notwithstanding the preceding sentence, (a) prior to the Closing, Purchaser may elect to have one or more Affiliates of Purchaser acquire all or part of the Acquired Assets and assume all or any part of the Assumed Liabilities, but in each case only if each such Affiliate agrees to be bound by the representations, warranties, covenants and obligations herein in respect of the portion of the Acquired Assets acquired and Assumed Liabilities assumed by such Affiliate, provided that no such election shall relieve Purchaser of its obligations hereunder, (b) Purchaser may, at any time following the Closing, assign all or any part of its right, title and interest in, to and under this Agreement and any Ancillary Agreement to any Affiliate of Purchaser and/or to any transferee of that part of its business or any Acquired Assets to which such rights relate, and such Affiliate or transferee will succeed to, and be substituted for, and may exercise every such right and power so assigned of Purchaser under this Agreement with the same effect as if such Affiliate or transferee had been named as Purchaser herein, provided that no such assignment shall relieve Purchaser of its obligations hereunder; and (c) Purchaser may, at any time following the Closing, assign its rights hereunder and under any Ancillary Agreement as collateral security to Persons extending financing to Purchaser or any of their Affiliates (and such Persons may at any time foreclose on such security interest), provided that no such assignment shall relieve Purchaser of its obligations hereunder. Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.
     13.9 Specific Performance. Seller and Purchaser recognize that any breach of the terms of this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy, and that the Acquired Assets and Business are unique and not available on the open market, and accordingly agree that, in addition to all other remedies available to the parties, the parties shall be entitled to enforce the terms of this Agreement by a decree of specific performance, without the necessity of (a) proving the inadequacy as a remedy of money damages or (b) posting a bond or other surety.
     13.10 Nondisclosure. The parties will, and will cause their respective Affiliates and their and their Affiliate’s respective employees, agents and representatives (collectively, “Representatives”) to, at all times from and after the Closing Date hold in strictest confidence any and all Confidential Information of the other party that may have come or may come into their or any of their Representatives’ possession or within their or their Representatives’ knowledge. In furtherance and not in limitation of the foregoing, the parties agree that they will not, and will cause their Representatives to not, from and after the Closing, for any reason, directly or indirectly, for themselves or any other Person, use or disclose any such Confidential Information of the other party, except (a) as expressly permitted under this Agreement or the Ancillary Agreements, (b) as necessary to exercise its rights or fulfill its obligations under this Agreement or the Ancillary Agreements or (c) in the case of Seller, with respect to the Supplied Products, as required to satisfy its obligations to Existing Distributors. As used in this Section 13.10, (i) “Confidential Information” of Purchaser shall mean, all confidential information of or related exclusively to the Business, including Transferred Technology, other than information which is or becomes known to the public, other than through a breach by Seller of this Section 13.10 or any other obligation of confidentiality of Seller or its Affiliates to Purchaser or any of its Affiliates and (ii) “Confidential Information” of Seller, shall mean all confidential information of or related to the Retained Business, including Disclosed Dual Products Information, other than information (w) which is or becomes known to the public, other than through a breach by Purchaser of this Section 13.10 or any other obligation of confidentiality of Purchaser or its Affiliates to Seller or its Affiliates, (x) is legally in the possession of Purchaser or its Representatives prior to receipt thereof from Seller (or any Representative thereof); (y) is disclosed to Purchaser or any of its Representatives by a third party who did not to the knowledge of Purchaser or such Representative disclose such information in violation of an obligation of confidentiality to Seller or its Affiliates; or (z) can be shown by Purchaser to have been independently developed or derived by Representatives of Purchaser who did not have access to any Confidential Information of Seller. Notwithstanding anything to the contrary contained herein, this Section 13.10 shall not restrict any disclosure by either party or its Representatives of any Confidential Information to the extent that such party or Representative is required (in its good faith judgment) to disclose any of such Confidential Information pursuant to any judgment, decree or order or any court, or otherwise pursuant to any applicable Legal Requirements, or pursuant to the applicable rules or regulations of, or any listing or similar agreement with, any United States or foreign stock exchange, provided that in the case of any such disclosure pursuant to any such judgment, decree or order, Purchaser or Seller, as the case may be, will, or will cause its relevant Representative to (in each case, to the extent that it may do so consistent with such requirements), provide the other party with prompt notice of any such required disclosure so that the other party may, if it desires, seek an appropriate protective order.
     13.11 Interpretation; Absence of Presumption.
          (a) For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, Exhibit and Schedule references are to the Articles, Sections, Exhibits, and Schedules to this Agreement unless otherwise specified, (iii) except where the context otherwise requires, references to a “party” or “parties” shall mean Purchaser or Seller, or all of them as the context requires, (iv) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified and (v) the word “or” shall not be exclusive.
          (b) With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.
     13.12 Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement will not be affected thereby and the parties will use all reasonable efforts to substitute one or more valid, legal and enforceable provisions which, insofar as practicable, implement the purposes and intents hereof. To the extent permitted by applicable Legal Requirements, each party waives any provision of any Legal Requirement which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.
     13.13 Amendments; Waiver. This Agreement may not be amended or modified except by written agreement of the parties. No breach of any covenant, agreement, representation or warranty made herein shall be deemed waived unless expressly waived in writing by the party who might assert such breach. Subject to Section 11.4(f), the rights and remedies of the parties hereunder are cumulative.
     13.14 Bulk Transfer Law. The parties hereby waive compliance by Seller with the provisions of any applicable “bulk sales law” or “bulk transfer law” of any jurisdiction in connection with the transactions contemplated by this Agreement. Seller shall indemnify and hold harmless the Purchaser Indemnified Parties as provided in Section 11.2(a)(ii) from and against any and all Losses which exist or which are imposed on, incurred by or asserted against the Purchaser Indemnified Parties as a result of any such non-compliance.
[Signature page follows]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as of the day and year first above written.

CHEMETALL CORP.
By:	/s/ RONALD J. FELBER
	Name:	Ronald J. Felber
	Title:	President

NALCO COMPANY
By:	/s/ J. ERIK FYRWALD
	Name:	J. Erik Fyrwald
	Title:	Chairman, President and Chief Executive Officer

EXHIBIT A
Certain Definitions
     “Acquired Assets” shall have the meaning specified in Section 1.1.
     “Action” shall mean any action (at law or in equity), suit, arbitration, review, inquiry, proceeding or investigation.
     “Affiliate” shall mean, with respect to a Person, another Person, directly or indirectly, through one or more intermediaries, controlled by, under common control with or which controls, the Person specified.
     “Agreement” shall have the meaning specified in the Preamble.
     “Allocation” shall have the meaning specified in Section 2.2.
     “AML” shall have the meaning specified in Section 3.2.
     “Ancillary Agreements” shall mean the Distribution Agreement, the Transition Services Agreement, the License Agreement and the instruments described in clauses (a), (e), (f), (g) and (j) of Section 7.2 and clauses (a) and (d) of Section 7.3.
     “Approval” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval or other action of, or any filing, registration or qualification with, any Governmental Authority.
     “Assets” shall mean all properties, assets, privileges, rights, interests and claims, personal, tangible and intangible, of every type and description.
     “Assumed Contracts” shall have the meaning specified in Section 1.1(f).
     “Assumed Liabilities” shall have the meaning specified in Section 1.3.
     “Basket Amount” shall have the meaning specified in Section 11.5(a).
     “Benefit Plans” shall have the meaning specified in Section 3.12(a).
     “Business” shall have the meaning specified in the Recitals to this Agreement.
     “Business Day” shall mean any day other than a Saturday or Sunday or any other day on which commercial banks in New York, New York are authorized or required by Legal Requirements to close.
     “Business Employees” shall have the meaning specified in Section 3.11(a).
     “China Acquired Assets” shall have the meaning specified in Section 5.7(a).
     “China Assumed Liabilities” shall have the meaning specified in Section 5.7(b).

     “China Business” shall have the meaning specified in Section 5.7(a).
     “China Employees” shall have the meaning specified in Section 5.7(a).
     “China Liabilities” shall have the meaning specified in Section 5.7(a).
     “China Purchase Price” shall have the meaning specified in Section 5.7(a).
     “China Transfer Requirements” shall mean (i) the expiration or termination of the relevant waiting period in relation to the merger notification in the People’s Republic of China in respect of the transactions contemplated hereby, without any objections or conditions (other than immaterial conditions) having been (and continuing to be) raised or imposed by Governmental Authorities operating under the AML, and (ii) there shall be in effect no order or injunction of any Governmental Authority of competent jurisdiction restraining or prohibiting the consummation of purchase and sale of the China Acquired Assets and the China Business.
     “Clean-it Application” shall mean any cleaning or cleaner/rust preventative application for (i) soil removal prior to or after any Cut-it Application or (ii) use for pre-paint, rubber to metal bonding, metal break-in and cold forming processes, in each case only as applied during the manufacturing process (prior to shipment) of a Metal Product.
     “Closing” shall have the meaning specified in Section 7.1.
     “Closing Date” shall have the meaning specified in Section 7.1.
     “Coat-it Application” shall mean any coating application for pre-paint, rubber to metal bonding, metal break-in and cold forming processes, in each case only as applied during the manufacturing process (prior to shipment) of a Metal Product.
     “COBRA Transition Period” shall have the meaning specified in Section 12.6(b).
     “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
     “Commercially Reasonable Manner” shall mean methods that are reasonably estimated to mitigate costs (from the perspective of a reasonable business person acting without regard to the availability of indemnification hereunder) for performing a particular Remedial Action, taking into account the industrial uses of any real property, to achieve compliance with (and in a manner consistent with) Legal Requirements related to Remedial Action and Hazardous Materials or an order or determination by a Governmental Authority or judgment in connection with an Action brought by an unaffiliated third party, it being understood that such Commercially Reasonable Manner shall include, where appropriate, risk-based remedies or remedial standards, institutional or engineering controls or deed restrictions on real property.
     “Confidential Information” shall have the meaning specified in Section 13.10.
     “Confidentiality Agreement” shall mean the Confidentiality Agreement dated as of October 30, 2007, between Seller and Purchaser.

     “Consent” shall mean any consent or approval of, or notice, declaration, report or statement filed with or submitted to, any Person (other than an Approval).
     “Contract” shall mean any agreement, contract, lease, license agreement, franchise agreement, obligation, instrument or other commitment or understanding of any kind (whether written or oral), in each case regarding or affecting the Business, to which Seller or any of its Affiliates is a party or by which Seller or any of its Affiliates or any of their respective Assets may be bound or affected, including all amendments, modifications, extensions or renewals of any of the foregoing.
     “Cut-it Application” shall mean any application for metalworking, forming, stamping and drawing, in each case only as applied during the manufacturing process (prior to shipment) of a Metal Product.
     “Delayed Closing” shall have the meaning specified in Section 5.7(b).
     “Designated Patents” shall have the meaning specified in Section 1.7(b)
     “Disclosed Dual Products Information” shall have the meaning specified in Section 1.7.
     “Distribution Agreement” shall have the meaning specified in Section 7.2(b).
     “Dual Products” shall have the meaning specified in the Recitals to this Agreement.
     “Dual Products Business” shall have the meaning specified in Section 1.2(a).
     “Dual Products IP and Technology” shall have the meaning specified in Section 1.2(a).
     “Enforcing Party” shall have the meaning specified in Section 1.7(c).
     “Entity” shall mean any corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, other form of business or legal entity or Governmental Authority.
     “Environmental Consultant” shall mean an environmental consultant selected by Seller to prepare a written report in response to a notice of claim from Purchaser including proposed Remedial Actions to be conducted, in whole or part, on, at or under the Owned Real Property. The selected consultant must be one of Delta Environmental Consultants, Inc., Environmental Resources Management (ERM) or Roux Associates, Inc.
     “Environmental Liabilities” shall mean any and all Liabilities based upon, resulting from or arising out of (i) any generation, use, handling, storage, treatment, transportation or Release by any Person of any Hazardous Material occurring at or prior to the Closing at or from any real property owned or leased by the Business or at any other real property in which Seller or any of its Affiliates or the Business (or their predecessors) has or at any time in the past, has had, an interest, (ii) any pollution or contamination of air, soil, groundwater, surface water, buildings, structures, improvements and machinery and equipment by or with any Hazardous Material occurring at or prior to the Closing at or on any real property owned or leased by the Business,

(iii) without limitation of clause (ii), underground storage tanks in or at any real property owned or leased by the Business at or prior to the Closing, and the presence of asbestos, asbestos-containing materials, polychlorinated biphenyls (PCBs) or PCB wastes that are not in compliance with Legal Requirements and are in or at any owned or leased property of the Business at or prior to the Closing, (iv) any off-site storage, transportation or Release of any Hazardous Material by Seller or any of its Affiliates (or their predecessors), their agents, employees or Persons with whom they have had a contractual or other relationship that was related to the Business and occurred at or prior to the Closing or (v) any violation or non-compliance by Seller or any of its Affiliates with Legal Requirements for the protection of public health or the environment occurring at or prior to the Closing in connection with the Business. Environmental Liabilities described in clauses (i), (ii), (iii) or (v) above to the extent arising from the contamination of air, soil, groundwater, surface water, buildings, structures, improvements and machinery and equipment at the Owned Real Property with Hazardous Materials shall be referred to as “Other Environmental Liabilities.” All other Environmental Liabilities shall be referred to as “Off-Site Environmental Liabilities.”
     “ERISA” shall have the meaning specified in Section 3.12(a).
     “Excluded Application” shall mean any application (i) at any integrated steel mill or minimill, (ii) in any mining or mineral processing operation, (iii) in any scrap reclamation operation, (iv) in any energy (including oil and gas) production operation (or related refining activities), (v) in any chemical production operation or (vi) in any aluminum, copper, lead, zinc or nickel smelter operation or rolling mill or extruder operation utilized in the primary production of such metals.
     “Excluded Assets” shall have the meaning specified in Section 1.2(b).
     “Existing Distributors” shall have the meaning specified in the Distribution Agreement.
     “FTG Application” shall mean any Cut-it Application, Coat-it Application, Clean-it Application, Protect-it Application or (excluding, for the avoidance of doubt, any Excluded Application).
     “FTG IP License” shall have the meaning specified in Section 1.7.
     “GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time.
     “Governmental Authority” shall mean any national, federal, state, provincial, county or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, or any arbitrator in any case that has jurisdiction over a party or any of its Assets.
     “Hazardous Material” shall mean any substance, material or waste that (i) is regulated under any Legal Requirement that concerns the protection of persons, natural resources or the environment, (ii) without limitation of the generality of clause (i), is deemed under or by any Legal Requirement or Governmental Authority to be “hazardous,” “toxic,” a “contaminant,” “solid waste,” “waste,” a “pollutant” or words with similar meaning, and includes petroleum and petroleum products, crude oil or any fraction or by-product thereof, PCBs, PCB wastes, asbestos, asbestos containing products and materials and radioactive substances or (iii) the presence of which requires Remedial Action pursuant to applicable Legal Requirements.
     “HSR Act” shall have the meaning specified in Section 3.2.
     “Inactive Business Employee” shall have the meaning specified in Section 12.1.
     “Indemnified Parties” shall have the meaning specified in Section 11.4(a).
     “Indemnifying Parties” shall have the meaning specified in Section 11.4(a).
     “Intellectual Property Rights” shall mean all patent rights, service marks, trademarks and tradenames, all product names, all assumed or fictitious names and the logos associated therewith, copyrights, applications for the foregoing, licenses and other contractual rights with respect to the foregoing and other intellectual property rights, together with the goodwill associated with any such service marks, trademarks, tradenames, product names or logos.
     “Inventory” shall have the meaning specified in Section 1.1(a).
     “IRS” shall mean the Internal Revenue Service.
     “Knowledge” shall mean the knowledge of Mary Kay Kaufmann, Michael A. Romano, Greg Tranor, Skip Schepisi, Edward O. Yonter, Susan Buchanan, Laurie Marsh and Dr. David Slinkman.
     “Legal Requirement” shall mean any judgment, decree, injunction, order, writ, ruling, law, ordinance, statute, rule, regulation, code or other requirement of any Governmental Authority, or the common law.
     “Liability” shall mean any direct or indirect debt, obligation or liability of any kind or nature, whether accrued or fixed, absolute or contingent, determined or determinable, matured or unmatured, and whether due or to become due, asserted or unasserted, or known or unknown.
     “License Agreement” shall have the meaning specified in Section 7.2(k).
     “Liens” shall mean any claim, lien, pledge, encumbrance, mortgage, deed of trust, charge, easement, right of way, encroachment, security interest, option, or any other similar right or interest whatsoever.
     “Losses” shall mean any liability, action, claim, proceeding, litigation, investigation, obligation, loss, damage, Lien, assessment, deficiency, capital expenditure or Remedial Action.
     “Material Adverse Effect” shall mean any circumstances, facts, changes, events or occurrences that have had, or could reasonably be expected to have, (i) an adverse effect on the business, Assets, Liabilities, financial condition and results of operations of the Business (taken as a whole) or (ii) a material adverse effect on Seller’s and its Affiliates’ ability to perform their obligations under this Agreement and the Ancillary Agreements to be executed and delivered by Seller and/or such Affiliates.
     “Merck Plan Employee” shall have the meaning specified in Section 12.2.
     “Merck Plans” shall have the meaning specified in Section 12.2.
     “Metal Product” shall mean any manufactured metal component or manufactured finished metal product.
     “Mexican Employees” shall have the meaning specified in Section 12.12.
     “Mexican Labor Law” shall mean the Mexican Federal Labor Law (Ley Federal del Trabajo).
     “Nalco Licensed IP” shall mean the Intellectual Property Rights and Technology to be licensed to Purchaser as of the Closing Date pursuant to Sections 1.6(a) and 1.7.
     “Nalco Mexico” shall have the meaning specified in Section 12.12.
     “Non-Compete Period” shall have the meaning specified in Section 6.2.
     “Non-Solicit Period” shall have the meaning specified in Section 6.1.
     “Off-Site Environmental Liabilities” shall have the meaning specified in the definition of Environmental Liabilities.
     “Off-Site Inventory” shall have the meaning specified in Section 2.1.
     “Other Environmental Liabilities” shall have the meaning specified in the definition of Environmental Liabilities.
     “Owned Real Property” shall have the meaning specified in Section 1.1(g).
     “Permits” shall have the meaning specified in Section 1.1(i).
     “Person” shall mean any individual or Entity.
     “Plastic Facia Application” means any application using plastic facia washing chemicals.
     “Primary FTG Business” shall have the meaning specified in the Recitals to this Agreement.
     “Product Approvals” shall have the meaning specified Section 3.8(a).
     “Products” shall mean the Transferred Products, the Dual Products and the Supplied Products.

     “Protect-it Application” shall mean any application for the prevention of corrosion of Metal Products during any Cut-it Application, Coat-it Application or Clean-it Application, in each case only as applied during the manufacturing process (prior to shipment) of such Metal Products.
     “PTO” shall have the meaning specified in Section 3.6(a).
     “PTU” shall mean the Mexican statutory employee profit sharing provision.
     “Purchase Price” shall have the meaning specified in Section 2.1.
     “Purchaser” shall have the meaning specified in the Preamble to this Agreement.
     “Purchaser Benefit Plans” shall have the meaning specified in Section 12.2.
     “Purchaser Indemnified Parties” shall have the meaning specified in Section 11.2.
     “Purchaser Shared Trademarks” shall have the meaning specified in Section 1.6(b).
     “Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (i.e., ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.
     “Remedial Action” shall mean all action necessary: (i) to cleanup, close, remove, treat or in any other way remediate any Hazardous Material; (ii) to prevent or contain the Release of any Hazardous Material so that it does not endanger or otherwise adversely affect the environment or public health or welfare or (iii) to perform pre-remedial studies, investigations or monitoring, in, under or of any real property, facilities or other Assets.
     “Representative” shall have the meaning specified in Section 13.10.
     “Retained Business” shall mean all businesses conducted by Seller as of the date of this Agreement (other than the Business), including the Dual Products Business, the Retained Territory Business and the Water Treatment Business.
     “Retained Liabilities” shall have the meaning specified in Section 1.4.
     “Retained Territory” shall mean those countries comprising the European Union as of the date of this Agreement, South Africa and China; provided, however, that effective upon the consummation of a closing of a sale by Seller to Purchaser of the China Business, China shall be deemed to be part of the Territory rather than the Retained Territory.
     “Retained Territory Business” shall have the meaning specified in Section 1.2(a).
     “Returns” shall have the meaning specified in Section 2.3.
     “Seconded Employees” shall have the meaning specified in Section 12.11.

     “Selected Accountant” shall have the meaning specified in Section 2.2.
     “Seller” shall have the meaning specified in the Preamble to this Agreement.
     “Seller Indemnified Parties” shall have the meaning specified in Section 11.3.
     “Seller Shared Trademarks” shall have the meaning specified in Section 1.6(a).
     “Significant Customer” shall have the meaning specified in Section 3.18.
     “Specified Representations” shall have the meaning specified in Section 11.1.
     “Statements of Revenues” shall have the meaning specified in Section 3.3.
     “Supplied Products” shall have the meaning specified in the Recitals to this Agreement.
     “Supplied Products Business” shall have the meaning specified in the Recitals to this Agreement.
     “Supplied Products Customers” shall mean the customers set forth on Schedule A-1.
     “Supplied Products IP and Technology” shall have the meaning specified in Section 1.2(a).
     “Taxes” shall mean all taxes, charges, fees, levies or other assessments, including income, excise, property, sales, franchise, withholding, social security and unemployment taxes, imposed by the United States, any possession thereof, any state, county, local or foreign government, or any subdivision or agency of any of the foregoing, and any interest, penalties or additions relating to such taxes, charges, fees, levies or other assessments.
     “Technology” shall mean all formulas, processes, procedures, designs, ideas, research records, inventions, records of inventions, test information, technical information, engineering data, marketing know-how, proprietary information, manufacturing information, know-how, and trade secrets (and all related manuals, books, files, journals, models, instructions, patterns, drawings, blueprints, plans, designs and specifications).
     “Territory” shall mean shall mean all countries and other parts of the world other than the Retained Territory.
     “Threshold Amount” shall have the meaning specified in Section 11.5(a).
     “Transferred Employees” shall have the meaning specified in Section 12.1.
     “Trademark Rights” shall mean all service marks, trademarks and tradenames, product names, assumed or fictitious names and the logos associated therewith.
     “Transferred Intellectual Property” shall have the meaning specified in Section 1.1(b).

     “Transferred Products” shall mean the products listed on Exhibit G and the following products produced, marketed and sold by Seller for use exclusively in FTG Applications: any (i) coolant, (ii) lubricant, (iii) additive, (iv) biocide registered specifically for use in any FTG Application, (v) iron, zinc or manganese phosphate, (vi) chromate conversion coating or (vii) final sealing rinse.
     “Transferred Technology” shall have the meaning specified in Section 1.1(c).
     “Transfer Taxes” shall have the meaning specified in Section 13.1.
     “Transition Services Agreement” shall have the meaning specified in Section 7.2(c).
     “U.C.C.” shall mean the Uniform Commercial Code, as amended, and any successor thereto.
     “Use” shall mean to develop, have developed, produce, have produced, make use of, offer to sell, sell, import, practice, reproduce, distribute, transmit or otherwise exploit.
     “US Transferred Employees” shall have the meaning specified in Section 12.1.
     “Water Treatment Business” shall have the meaning specified in Section 1.2(a).